UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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SPARTAN MOTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

April 8, 2016

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 25, 2016, at 10:00 a.m. Eastern Daylight Time. The meeting will be held by means of remote communication only via the Internet at www.virtualshareholdermeeting.com/SPAR16.

At the annual meeting, we will vote on a number of important matters, as listed in the enclosed Notice of Annual Meeting of Shareholders and as described in detail in the enclosed Proxy Statement. In addition, you will hear a report on Spartan Motors' business activities. On the following pages, you will find the Notice of Annual Meeting of Shareholders and the Proxy Statement. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the virtual annual meeting, please sign, date, and return the enclosed proxy card as soon as possible or vote by Internet following the instructions on the proxy card. Sending a proxy card or voting by Internet prior to the meeting will not affect your right to vote if you attend the virtual meeting.

Sincerely, Daryl M. Adams President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

Spartan Motors, Inc.
1541 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.543.5403 Web Page - www.spartanmotors.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the 2016 annual meeting of shareholders of Spartan Motors, Inc. The meeting will be held on Wednesday, May 25, 2016, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR16. At the meeting, you will be invited to:

(1)	vote on the election of three directors to three-year terms expiring in 2019;

(2)	vote on the proposed Stock Incentive Plan of 2016;

(3)	vote on the proposed 2016 Leadership Team Compensation Plan;

(4)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(5)	participate in an advisory vote to approve the compensation of our executives; and

(6)	transact such other business as may properly come before the annual meeting.

You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on March 28, 2016. Please note that this year's annual meeting will be held via the Internet only.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 25, 2016: Our Proxy Statement, proxy card and Annual Report to Shareholders\Form 10-K are available on the Internet at www.proxyvote.com. You may also contact John Bober at (517) 543-6400 or John.Bober@SpartanMotors.com to request these materials.

Sincerely,
Charlotte, Michigan April 8, 2016
Thomas T. Kivell Secretary

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 25, 2016

PROXY STATEMENT

Introduction

Use of Terms

In this Proxy Statement, "we," "us," "our," the "Company," "Spartan Motors," and "Spartan" refer to Spartan Motors, Inc., and "you" and "your" refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

You are cordially invited to attend the 2016 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Wednesday, May 25, 2016, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SPAR16. If you need help accessing the annual meeting, please contact Maryjane Shance at (517) 543-6400 or at MJShance@SpartanMotors.com.

How to Participate in the Electronic Meeting

In order to participate in this year's annual meeting of shareholders and submit your questions during the meeting, please log on to www.virtualshareholdermeeting.com/SPAR16. You will need to enter the 11-digit control number shown on your proxy card.

Solicitation of Proxies

This Proxy Statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors' Board of Directors for use at the annual meeting, and any adjournment of the meeting.

Availability Date

This Proxy Statement and the proxy card are being given or made available (via the internet) on and after April 8, 2016 to Spartan Motors' shareholders as of the record date.

Purposes of the Meeting

The purposes of the annual meeting are to:

(1)	vote on the election of three directors to three-year terms expiring in 2019;

(2)	vote on the proposed Stock Incentive Plan of 2016;

(3)	vote on the proposed 2016 Leadership Team Compensation Plan;

(4)	vote on the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year;

(5)	participate in an advisory vote to approve the compensation of our executives; and

(6)	transact such other business as may properly come before the annual meeting.

We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on March 28, 2016. Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

As of March 28, 2016, there were 34,257,998 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

By Mail: If you are a shareholder of record, that is, your common stock is registered directly in your name with the transfer agent, American Stock Transfer & Trust Co., you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

By Internet Before the Annual Meeting: If voting by Internet before the annual meeting, go to the website printed on the proxy card or www.proxyvote.com and enter the control number printed on the proxy card. Your control number is the 11-digit number located beneath the Company name and account number on the upper right side of your proxy material. Proceed to follow the instructions provided.

By Internet During the Annual Meeting: Use your computer to access the website printed on the proxy card or www.virtualshareholdermeeting.com/SPAR16 and follow the instructions to vote during the meeting.

Regardless of how you vote, if you specify a choice, your shares will be voted as specified. If you do not specify a choice on your signed, returned proxy, your shares will be voted: (1) for the election of all nominees for director named in this Proxy Statement, (2) for the approval of the proposed Stock Incentive Plan of 2016; (3) for the approval of the proposed 2016 Leadership Team Compensation Plan; (4) for the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year, (5) for the approval of the compensation of our executives, and (6) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

"Street Name" Shareholders

If you hold your shares in "street name," that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of the following four things:

●	by delivering written notice of revocation to Spartan Motors' Corporate Secretary, 1541 Reynolds Road, Charlotte, Michigan 48813;

●	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

●	by casting a subsequent vote via Internet; or

●	by attending the virtual meeting and voting.

Your last vote properly received before the polls are closed at the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

In order for business to be conducted at the meeting, a quorum must be present. The presence in person or by properly executed proxy of the holders of at least a majority of all of the issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting. For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

Election of Directors. Under Michigan law and our bylaws, directors are elected by a plurality of the shares voting. This means that the nominees who receive the most votes will be elected to the open director positions. However, pursuant to our Corporate Governance Principles, because this is an uncontested election of directors (i.e., the number of persons nominated for election is equal to the number of directors to be elected), any nominee for director who receives a greater number of votes "withheld" for his or her election than votes "for" such election is required to promptly tender his or her offer of resignation to the Chairman of the Board. The Governance Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make a final decision not later than 90 days following the date of the shareholder meeting at which the election occurred. In counting votes on the election of directors, abstentions, broker non-votes, and other shares not voted will be counted as not voted and therefore will not affect the outcome of the election.

Stock Incentive Plan of 2016. The proposal to approve the Stock Incentive Plan of 2016, as described in this Proxy Statement, will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

2016 Leadership Team Compensation Plan. The proposal to approve the 2016 Leadership Team Compensation Plan, as described in this Proxy Statement, will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Advisory Vote on Executive Compensation. The proposal to approve the compensation of our executives, as described in this Proxy Statement, is an advisory vote only. The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Human Resources and Compensation Committee of the Board intends to consider the outcome of the vote when considering future executive compensation arrangements.

Other Matters. The proposal to ratify the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

We do not know of any other matters to be presented for shareholder action at the annual meeting.

Broker Non-Votes. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Proposal: Election of Directors

Nominees for Election

The Board of Directors proposes that the following three individuals be elected as directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2019:

Ronald Harbour

Richard F. Dauch

James A. Sharman

Each nominee is presently a director of Spartan Motors whose term will expire at the annual meeting. Mr. Sharman was appointed to the Board on January 27, 2016 for a term expiring at the 2016 annual meeting of shareholders. Mr. Harbour and Mr. Dauch have been directors since 2009 and 2010, respectively. Biographical information concerning the nominees appears below under the heading "Spartan Motors' Board of Directors and Executive Officers," beginning on page .

The persons named as proxies in the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors of Spartan Motors. However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees. If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s). Proxies will not be voted for more than three nominees.

Your Board of Directors recommends that you vote FOR the election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than 5% of Spartan Motors' outstanding shares of common stock as of March 28, 2016 (or any different dates specified in the footnotes to the table):

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class

Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,136,598	2,214,796	--	2,214,796	6.47%
The Killen Group, Inc. (2) 1189 Lancaster Ave. Berwyn, Pennsylvania 19312	2,154,582	2,286,897	--	2,286,897	6.68%
Ariel Investments, LLC (3) 200 E. Randolph Dr., Suite 2900 Chicago, Illinois 60601	2,577,908	3,720,639	--	3,720,639	10.86%
The Rayburn Group (4) 1526 Ute Blvd., Suite 209, Room 6 Park City, Utah 84068	1,930,000	1,930,000	--	1,930,000	5.63%
Royce & Associates, LLC (5) 745 Fifth Avenue New York, NY 10151	1,733,062	1,733,062	--	1,733,062	5.06%
DePrince, Race & Zollo, Inc. (6) 250 Park Ave. South, Suite 250 Winter Park, FL 32789	2,239,122	2,265,477	--	2,265,477	6.61%

(1)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2015, as set forth in an amendment to Schedule 13G filed with the SEC on February 9, 2016.
(2)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2015, as set forth in an amendment to Schedule 13G filed with the SEC on February 10, 2016.
(3)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2015, as set forth in an amendment to Schedule 13G filed with the SEC on February 12, 2016.
(4)

Based on information regarding the reporting person's beneficial ownership as of December 14, 2015, as set forth in a Schedule 13G filed with the SEC on December 14, 2015. The reporting person also discloses an additional 70,000 shares (in addition to those disclosed in the table above) owned by Alexander C. McAree, the portfolio manager for the reporting person.

(5)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2015, as set forth in a Schedule 13G filed with the SEC on January 27, 2016.
(6)	Based on information regarding the reporting person's beneficial ownership as of December 31, 2015, as set forth in a Schedule 13G filed with the SEC on February 16, 2016.

Security Ownership of Management

The following table sets forth the number of shares of common stock that each of Spartan Motors' directors and nominees for director, each of the named executive officers (as that term is defined in the Summary Compensation Table below), and all directors and executive officers (including all named persons) as a group beneficially owned as of March 28, 2016:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)(3)	Percent of Class
Kenneth Kaczmarek	88,976	5,000	93,976	*
Hugh W. Sloan, Jr.	107,595	-	107,595	*
Richard R. Current	60,000	-	60,000	*
Ronald Harbour	49,295	-	49,295	*
Richard F. Dauch	52,935	-	52,935	*
Andrew M. Rooke	24,000	-	24,000	*
James C. Orchard	8,000	-	8,000	*
James A. Sharman	-	-	-	*
Daryl M. Adams	206,300	-	206,300	*
Frederick J. Sohm	20,000	-	20,000	*
John A. Forbes	58,875	2,000	60,875	*
Steve Guillaume	4,000	-	4,000	*
John W. Slawson	7,000	-	7,000	*
John E. Sztykiel (4)	588,694	168,948	757,642	2.21%
Lori L. Wade (5)	29,487	-	29,487	*
All directors and executive officers as a group (17 persons) (6)	1,395,256	175,948	1,571,204	4.59%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include restricted shares, which are detailed in the tables on pages  and , for the officers and the directors, respectively. These numbers also include shares that the named individual has a right to acquire through the exercise of Stock Appreciation Rights ("SARs") exercisable within 60 days after March 28, 2016. These SARs entitle the holder to obtain a number of shares of common stock having a value equal to the difference between the market value of the stock at exercise and the exercise price of the SARs, multiplied by the number of SARs being exercised. For the purposes of this table, we have used the closing price of the Company's common stock on March 28, 2016 as the market value, which was $3.99. The number of shares that may be acquired upon the exercise of such SARs is shown below:

SARs
Kenneth Kaczmarek	-
Hugh W. Sloan, Jr.	-
John E. Sztykiel	-

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	Mr. Sztykiel retired as President and CEO on February 19, 2015, and retired from the Board of Directors at the 2015 annual meeting of shareholders.
(5)	Ms. Wade was the Company's CFO until her departure on September 25, 2015.
(6)	These numbers include shares owned by each person named in the table as well as our executive officers not included in the table (Thomas Kivell and Arthur Ickes).

Spartan Motors' Board members and executives are expected, but not required, to attain ownership of stock, within 5 years of being named to their position, at least equal to the minimum expectations as follows: Outside Directors – 5 times annual retainer; CEO – 4 times annual salary; all other named executive officers – 2 times annual salary. Shares owned directly by Board members or executives, shares owned through a 401(k) plan or individual retirement account, unvested restricted shares and shares previously owned by executives but placed in irrevocable trusts for family members are counted toward these ownership expectations. Unexercised options or stock appreciation rights are not counted toward the ownership expectations.

Spartan Motors' Board of Directors and Executive Officers

Spartan Motors' Board of Directors currently consists of nine directors; however, as described below, one director is retiring from the Board as of the 2016 annual meeting. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

Biographical information concerning Spartan Motors' directors (including the persons who are nominated for election to the Board of Directors) and the named executive officers is presented below.

Nominees for Election as Directors with Terms Expiring in 2019

Ronald Harbour (age 59) has been a Director since 2009. Mr. Harbour serves as Senior Partner – Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm. He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007. Mr. Harbour also serves on the Board of Directors of two privately held automotive companies: Electronics Remanufacturing Company, an automotive components remanufacturer; and Light Guide Systems, a producer of quality assurance process equipment. In addition, Mr. Harbour serves on the Board of Lincoln Educational, a public company providing schooling for automotive repair skills. Over his 30 years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry. Mr. Harbour currently serves as the Chairman of the Human Resources and Compensation Committee of the Board.

Richard F. Dauch (age 55) has been a Director since 2010. In 2011, Mr. Dauch became President and CEO of Accuride Corporation, a manufacturer and supplier of commercial vehicle components. Prior to that, Mr. Dauch served as President and CEO of global mechanical fastener supplier, Acument Global Technologies, Inc. He held prior leadership roles during a 13-year career at American Axle & Manufacturing, a global supplier of driveline, drive train and chassis systems, as well as at United Technologies Carrier Corporation, after concluding an 11-year career in the United States Army. Mr. Dauch is a member of the board of directors of Accuride Corporation, an SEC registrant and is a member of the Heavy Duty Business Forum. He also serves on the board of directors of the Army Football Club at West Point. Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT "Leaders For Manufacturing" program. Mr. Dauch's 30-plus years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board. Mr. Dauch currently serves as the Chairman of the Nominating and Corporate Governance Committee of the Board.

James A. Sharman (age 57) was appointed as a Director in January 2016. Since 2014, Mr. Sharman has served as Chief Operating Officer of Coyote Logistics, a privately held freight broker and logistics services provider. From 2006 through 2014, Mr. Sharman served as Managing Partner of Truecast Capital, LLC, an investment firm. His work history includes President and CEO of World Kitchen, Inc. and Rubicon Technology, as well as Vice President and General Manager, Latin America, for the Case Corporation. He served as the Commanding Officer of an Engineering Battalion in the United States Army and was an Assistant Professor at the United States Military Academy, West Point. Mr. Sharman also serves on the Board of Directors of Standard Solar, Inc., a privately held solar electric systems company. Mr. Sharman’s extensive business experience, including international management experience, allows him to provide valuable insight to the Board.

Directors with Terms Expiring in 2018

Daryl M. Adams (age 54) was appointed President and CEO of Spartan Motors effective February 19, 2015, and was appointed to the Board on December 10, 2014. Mr. Adams joined the Company in connection with his appointment as Chief Operating Officer on July 31, 2014. Prior to joining Spartan Motors, Mr. Adams served for seven years as CEO of Midway Products Group, a privately-held Tier One automotive supplier. Prior to that, he held a succession of management positions over a 17-year career with Lear Corporation, including senior leadership roles in Lear's North American and European operations. Mr. Adams holds a Master of Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Institute of Technology. As the current President and CEO of the Company, Mr. Adams' participation on the Board is of critical importance in terms of the Board's oversight of the Company's operations and strategic direction.

James C. Orchard (age 65) was appointed as a Director of Spartan Motors on February 6, 2015. From 2008 until 2014, Mr. Orchard served as CEO of Dayco, LLC, a privately-held supplier of engine parts and systems to the automotive industry. Mr. Orchard has served in executive and leadership positions in the automotive, truck, and aftermarket parts industries for the past 47 years, and currently serves on the Board of Directors of BBB Industries, a leading supplier and re-manufacturer of rotating electrical, steering gear and caliper products to the North American vehicle aftermarket. Mr. Orchard's vast experience and leadership in the automotive industry allow him to provide valuable insight and expertise to the Board.

Directors with Terms Expiring in 2017

Richard R. Current (age 71) has been a Director since 2008. From November 1999 to December 2010, Mr. Current, a CPA, served as Vice President and Chief Financial Officer of Neogen Corporation. Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of The Shane Group, Inc., a privately held company, from 1991 to 1994. Prior to this, Mr. Current practiced with the public accounting firm Ernst & Young LLP for 24 years. He served as Managing Partner from 1986 to 1991 at its Lansing, Michigan office. Mr. Current's 19 years' experience as a Chief Financial Officer of two separate public companies and one private company, in addition to his 24 years as an auditor and experience on several boards of directors, allows him to provide valuable insight and expertise to the Board. This is particularly true with respect to the Board's oversight of financial reporting, internal controls, and similar issues. Mr. Current currently serves as the Chairman of the Audit Committee of the Board.

Hugh W. Sloan, Jr. (age 75) has been a Director since 2007 and has served as Chairman of the Board since 2010. From 1998 to 2015, Mr. Sloan served on the Board of Directors of Woodbridge Foam Corporation, a leading supplier of urethane technologies to the automotive industry, where he served as Deputy Chairman of the Board from 1998 to 2008. For more than 20 years, Mr. Sloan held various management positions with Woodbridge, including President of the company's automotive group. From 1985 to 2013, Mr. Sloan served as a Director of Manulife Financial Corporation, a leading Canadian-based financial services group whose stock trades on the New York, Toronto, and Pacific Stock Exchanges. From 1998 to March 2013, Mr. Sloan also served as a Director of Wescast Industries, an automotive supplier whose stock traded on the Toronto Stock Exchange. Mr. Sloan's current and previous roles with companies within the automotive industry, including publicly-held companies, allow him to provide valuable insight and experience to the Board.

Andrew M. Rooke (age 58) was appointed to the Board of Directors in February of 2012. Mr. Rooke currently serves as President and Chief Operating Officer of Manitex International, Inc., a manufacturer of engineered lifting equipment, a position he has held since 2007. From 2002 until 2006, Mr. Rooke served as Vice President of Finance for GKN Sinter Metals, a Tier 1 supplier of components to the auto industry, and, from 1999 until 2002, as Finance Director of various GKN off highway and auto components divisions. Mr. Rooke holds a Bachelor of Arts degree in Economics from the University of York, England, and is a Chartered Accountant. Mr. Rooke's experience and knowledge in finance, international business, manufacturing, and the automotive industry allow him to provide valuable insight and experience to the Board.

Retirement of Director

After 13 years of Board service, Mr. Ken Kaczmarek is retiring from the Board effective at the 2016 annual meeting of shareholders.

Pursuant to the Company's Corporate Governance Principles, each director is required to offer his resignation as of the first annual meeting of shareholders immediately following the date he reaches age 74. In accordance with these Corporate Governance Principles, Mr. Sloan offered his resignation as of the 2015 annual meeting of shareholders. The Board of Directors has not accepted this resignation as the Board believes it is in the best interests of the Company for Mr. Sloan to continue serving on the Board through the expiration of his term at the 2017 annual meeting of shareholders.

Executive Officers Who Are Not Directors

Frederick J. Sohm (age 46) joined Spartan Motors as its Chief Financial Officer effective September 28, 2015. Prior to joining the Company, Mr. Sohm most recently served as the Treasurer of ALTe Technologies, a start-up company that engineers and produces hybrid electric powertrain systems for the commercial vehicle market. Prior to joining ALTe Technologies in 2015, Mr. Sohm was the CFO of Warrior Sports, Inc., a position he held from 2009 to 2014. Prior to that, he held several executive and leadership positions in finance and accounting at various organizations including ArvinMeritor, Inc., Kmart Corporation and DaimlerChrysler Corporation.

John A. Forbes (age 56) has been serving as the President of our Delivery and Service Vehicles business unit since July 2010. Prior to that, he was the CFO of Utilimaster from May 2009 to July 2010, the CFO of Nautic Global Group LLC from 2007 to 2009, and the CFO of Adorn LLC from 2003 to 2007. Mr. Forbes has over 30 years of experience in serving various manufacturing industries in senior financial leadership roles. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He currently serves on the Board of Directors of Patrick Industries, an SEC registrant that is a major manufacturer of component products and distributor of building products and materials to the RV and manufactured housing industries.

Steve Guillaume (age 48) was appointed as President of the Specialty Chassis and Vehicles business unit effective May 11, 2015. Mr. Guillaume joined Spartan Motors in January 2015 as Vice President of New Business Development and Joint Ventures. In this role, Guillaume was responsible for managing Spartan's joint ventures and leading business development initiatives across the organization. Prior to joining the Company, Mr. Guillaume began his career in finance and accounting, before eventually progressing into a plant controller role. Later, he transitioned to business development and general management where he held numerous senior leadership positions with Navistar, a leading manufacturer of commercial trucks, buses, defense vehicles and engines.

John W. Slawson (age 50) was appointed President of the Emergency Response business unit effective November 5, 2015. Prior to joining Spartan, Mr. Slawson served as the President and CEO of Horton Emergency Vehicles, a market-leading manufacturer of ambulances in North America and a member company of Allied Specialty Vehicles (ASV). Prior to joining Horton in 2011, he was the President and an equity partner of U.S. Tanker Fire Apparatus LLC. Mr. Slawson was previously the President of Oshkosh Specialty Vehicles, a manufacturer of command and law enforcement vehicles, and Director of Dealer Development and Distribution for Pierce Manufacturing, the largest fire apparatus manufacturer in North America. His career spans over 25 years, during which he has held executive positions and led teams within many world-class companies.

Arthur D. Ickes (age 70) is our Executive Officer – Special Projects, a position he has held since May 11, 2015. Prior to that role, Mr. Ickes served as the President of the Specialty Chassis and Vehicles segment from June 2013 to May 2015, as Senior Vice President of Operations from 2009 to 2013, and as Vice President of Operations from 2007 until 2010. Mr. Ickes has over 40 years of manufacturing and business leadership experience, much of which was with General Motors Corporation. Mr. Ickes also has extensive experience with operations management, acquisitions, strategic planning, manufacturing and product engineering, quality, materials management and product launch management.

Thomas T. Kivell (age 63) joined the Company as Vice President and General Counsel in November of 2008. Mr. Kivell joined Spartan from GE Aviation, where he served as general counsel to its Digital Systems business unit, and its predecessor, Smiths Aerospace, since 1996. During his tenure there, he was the senior legal staff member responsible for the Electronic Systems unit of Smiths Aerospace, and served as the sole attorney for Smiths Aerospace in the United States over a four-year period. In 2002, he was a founder of a new legal and compliance department for Smiths Aerospace, unifying several other legal and compliance departments. Prior to his position with GE Aviation and Smiths Aerospace, he was co-owner and CEO of a general design and contracting firm. Mr. Kivell also founded and managed a private law practice. In his career, he has also served in legal counsel and contract management positions for Armored Vehicle Technologies Associated, a joint venture between General Dynamics Land Systems and FMC Corporation, and with General Dynamics Land Systems. Before beginning his legal career, Mr. Kivell was a project engineer for tracked military vehicle programs. Mr. Kivell also serves as a Vice President and as Secretary of Spartan Motors, Inc.

Board Meetings, Annual Meeting, and Committees

Spartan Motors' Board of Directors held eight meetings during 2015. Each director who served as a director during 2015 attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings and (2) the total number of meetings held by all committees of the Board of Directors on which he served (held during the periods that he served on such committees). Pursuant to the Company's Corporate Governance Principles, the Company expects all directors to attend the annual shareholder meeting, and typically all directors do attend the annual shareholder meeting. In 2015, six of the eight board members who were then directors of Spartan Motors attended the annual meeting of shareholders. Independent directors also meet regularly in executive sessions without the presence of management.

The Board of Directors has determined that all directors, other than Mr. Adams, are "independent," as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

The Board of Directors has three standing committees: the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance and Nominating Committee. Information regarding each of the committees as of the mailing date of this Proxy Statement is as follows:

Audit Committee. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934. Its primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to: Spartan Motors' financial statements and the accounting and financial reporting process; Spartan Motors' systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors' financial statements; legal and regulatory compliance; and ethics issues. Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors, and exercises direct oversight of the Company's Manager of Business Risk. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company's website, www.spartanmotors.com.

The Audit Committee has a Pre-Approval Policy related to the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

The Audit Committee meets the definitions of an "audit committee" under applicable Nasdaq and SEC rules. Each member of the Audit Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. Messrs. Current (Chairman), Kaczmarek, Rooke, and Sharman are members of the Audit Committee. The Board of Directors has determined that Messrs. Current, Rooke, and Kaczmarek are audit committee "financial experts" as the term is defined in rules of the Securities and Exchange Commission and all seven are Independent Directors as defined by Nasdaq. The Audit Committee held eight meetings during 2015.

Human Resources & Compensation Committee. The responsibilities of the Human Resources & Compensation Committee include exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates, as well as recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors' executive officers. In addition, the Human Resources & Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors' stock incentive plans, reviewing all material proposed stock incentive plan changes and determining the employees to whom stock incentives will be granted, the number of shares covered by stock incentive, and the terms and other matters associated with equity-based compensation awards.

The Human Resources and Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Human Resources and Compensation Committee charter is available on our website, www.spartanmotors.com. The Human Resources and Compensation Committee does not delegate to other persons the duties with which it is charged under the charter. For specific information regarding the processes and procedures of the Human Resources and Compensation Committee, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

Messrs. Harbour (Chairman), Dauch, and Orchard are members of the Human Resources and Compensation Committee. Each member of the Human Resources and Compensation Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. The Human Resources and Compensation Committee held six meetings during 2015.

The Human Resources and Compensation Committee has reviewed all components of the Chief Executive Officer's compensation and the compensation of the other executive officers who are named in the Summary Compensation Table set forth later in this Proxy Statement, including salary, bonuses, equity and other incentive compensation, accumulated realized and unrealized stock options, stock appreciation rights and restricted stock gains, the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors' Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders. In addition to its responsibilities regarding director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance. Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters. In addition, the Committee reviews the Company's adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company's website, www.spartanmotors.com.

The Corporate Governance and Nominating Committee will consider candidates who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

The Committee believes the foregoing qualities are the most important qualifications for any director or director nominee; however, in identifying candidates for directors, the Board considers other attributes that may make a person a strong director. One such attribute that is considered is the potential diversity of viewpoint that a potential candidate would likely bring to the Board of Directors, which could be the result of the person's background, current occupation, career history, and other factors.

As the need to make changes or additions to the Board arises, the Committee gives consideration to the Board size, experiences, and needs. The Committee may use outside resources, including consultants retained by the Committee, to assist in the process of establishing the criteria for director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the Committee. Regardless of how they are identified, candidates must understand, accept, and value the culture and history of Spartan Motors, Inc.

Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders. The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all director nominees, regardless of the party making the director nomination.

Each member of the Corporate Governance and Nominating Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. Messrs. Dauch (Chairman), Sloan, Harbour, Kaczmarek, and Current are the members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held six meetings during 2015.

Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders. Spartan Motors' bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder's intent to make a nomination or nominations has been given to Spartan Motors' Secretary at least 120 days before the one-year anniversary date of the notice of the previous year's annual meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected. Each such notice to the Secretary must include:

●	the name, age, business address and residence of each nominee proposed in the notice;

●	the principal occupation or employment of each nominee;

●	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

●	a statement that each nominee is willing to be nominated; and

●	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure; Role in Risk Oversight

The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors. Although Mr. Adams, our President and CEO, serves as a director, the Board of Directors is chaired by Mr. Hugh Sloan, a non-employee director who meets Nasdaq standards for being an independent director. The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company's executive management team, led by Mr. Adams. The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business. The Board's risk oversight function is largely carried out through the Board's independent oversight of the executive management team and, in particular, its oversight of the various operational, industries, economic, and other risk factors faced by the Company. The Board is an active Board that meets regularly with consistent input from all directors. All directors except for Mr. Adams have been determined to meet the independence standards of applicable Nasdaq rules. In addition, the Company believes that the strength and experience of its directors is important to their independent oversight of the executive management team.  Those members of the executive management team who have particular risk management responsibilities, including the CEO, the CFO, General Counsel, and the Manager of Business Risk report directly to the Board of Directors on a regular basis. In addition, the Board regularly hold sessions of the independent directors only, without the presence of any employee directors or other executives of the Company.

In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. These functional areas are described in more detail on the preceding pages for each Committee's responsibilities.

Finally, the Board works to ensure that management is properly focused on the appropriate strategic risks and initiatives to grow the business through acquisitions, organic growth and alliances by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Communicating with the Board

Shareholders and interested parties may communicate with members of Spartan Motors' Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o Thomas T. Kivell, Secretary, Spartan Motors, Inc., 1541 Reynolds Road, Charlotte, Michigan 48813. All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis –

Compensation Philosophy and Objectives

The Company's executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance. The Company's executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management's compensation with the achievement of Spartan Motors' annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

The Human Resources and Compensation Committee sets management compensation at levels that the Compensation Committee believes are competitive with other companies in Spartan Motors' industry.

The advisory vote on executive compensation was conducted at our annual meeting of shareholders in 2015, based on the disclosure of our executive compensation in the proxy statement for that meeting.  Of the shares of common stock represented at that meeting in person or by proxy, approximately 92% of the shares voted to approve the resolution, 6% voted against the resolution, and 2% abstained. Our Board considered the results of this vote to be supportive of the Company's compensation policies and programs and did not make any changes to such policies and programs as a result of such vote.

Elements of Compensation

Executive compensation consists of both cash and equity and is comprised of the following elements, each of which is described below:

●	Base salary;
●	Annual cash; and
●	Long-term equity-based compensation.

Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above. The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality and take appropriate risks. The elements of the executive compensation program are described in detail below.

The Human Resources and Compensation Committee believes that the percentage of an executive's total compensation that is "at risk" should increase as the executive's responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers' potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

The Spartan Motors, Inc. Leadership Team Compensation Plan (the "LTC Plan") sets forth the framework for compensation of the Company's executive officers and other key employees, including each of the named executive officers shown in the tables below. The LTC Plan is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance, and communicate Spartan Motors' financial objectives in a clear and quantifiable manner. The Human Resources and Compensation Committee is responsible for annually reviewing the provisions of the LTC Plan and reviewing all payouts under the plan. The LTC Plan was adopted by the Board of Directors April 6, 2015.

Base Salary

Base salary is a fundamental component of the Company's compensation system, and overall competitive salary levels are necessary to attract and retain well-qualified executives. The Company’s intention is to set base salary levels of its executive officers at median market rates, with the expectation that cash bonuses and equity based compensation will allow the executive to receive overall compensation that is at or above market rates, providing that certain performance objectives are met. The Human Resources and Compensation Committee determines recommended base salaries for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of Spartan Motors, the performance of the individual, the competitive marketplace for similar management talent, and other relevant factors. The Committee does not give specific weight to any particular factor. Using these same factors, the Committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors' executives. As stated above, total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality.

In 2014, Mercer was engaged to benchmark the salaries of the executive officers of Spartan Motors. Details regarding this benchmarking process appear below under the heading "Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process." The Mercer benchmarking process was completed in January of 2015. Based on the results of this benchmarking process, the annual base salaries of Mr. Adams (our CEO) and Ms. Wade (our CFO at the time) were increased to $480,000 and $242,000, respectively. The base salaries of Messrs. Forbes and Ickes did not change significantly from their 2014 levels. In response to recommendations from the Human Resources and Compensation Committee based on the Mercer benchmarking results, the Board approved additional increases in the base salary of Mr. Adams to $572,000 in August, 2015 and to $620,000 in April, 2016.

Prior to this benchmarking process in 2014, the Company had not engaged a consultant to perform a benchmarking analysis since 2010. That earlier benchmarking process was completed in 2011 and resulted in certain salary adjustments that took effect in 2012.

Cash Incentive Bonuses

At the discretion of the Human Resources and Compensation Committee, any bonus payable under the LTC Plan may be paid in the form of the Company's common stock.

The LTC Plan provides an opportunity for our named executives to earn an annual cash bonus based upon achievement of the top priorities for business performance which can include key metrics. The LTC Plan requires our CEO to annually revise the metrics and weightings based upon current business conditions and to obtain approval of the proposed framework from the Human Resources and Compensation Committee.

Each participant's annual bonus is determined by multiplying (1) his or her target bonus percentage (which is determined separately for different categories of employees) by (2) a Bonus Multiplier (described below) by (3) the participant's annual salary.

The target bonus percentage is a percentage of the participant's salary. The LTC Plan establishes a target bonus percentage of 80% of base salary for our CEO and 55% for the other named executives (other than Mr. Sztykiel and Ms. Wade, both of whom have left their officer positions).

The Bonus Multiplier is a fraction or multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly their target amounts would result in a Bonus Multiplier of 1X, while achievement of the bonus metrics at double their target amounts would result in a Bonus Multiplier of 2X. The threshold Bonus Multiplier is 0.5X. Annually, based on a proposal by our CEO, the Human Resources and Compensation Committee will evaluate and establish, based upon the current key metrics, the incremental improvements required to attain an incremental Bonus Multiplier. The final Bonus Multiplier for a year may be a fractional value based upon prorating results within the target matrix.

The LTC Plan prohibits an annual cash bonus to our named executives for any year in which Spartan Motors incurs a net loss. However, the Board of Directors retains the right to make adjustments that it deems appropriate.

Executives subject to the plan for a partial year are eligible for annual bonuses on a prorated basis.

2015 Annual Incentive Compensation

For 2015, the following metrics were established for our named executives to earn an annual cash bonus pursuant to the LTC Plan:

Corporate Officers (CEO and CFO): The Bonus Multiplier for the corporate-level officers was determined based on (1) the achievement of goals relating to Company-wide adjusted operating income and cash conversion cycle (the "Earnings Goals") and (2) the achievement of goals relating to pre-determined management objectives and key performance indicators (the "MBO Goals"). The final Bonus Multiplier was determined using a weighting of 60% for the Earnings Goals and 40% for the MBO Goals.

Business Unit Presidents: The Bonus Multiplier for the business unit presidents was determined based on (1) the Earnings Goals; (2) the achievement of goals relating to their respective business units' operating income and cash conversion cycle (the "SBU Goals"); and (3) the achievement of goals relating to pre-determined operational and strategic plan objectives (the "Plan Goals"). The final Bonus Multiplier was determined using a weighting of 60% for the Earnings Goals, 20% for the SBU Goals, and 20% for the Plan Goals.

For 2015, due to the net loss reported by the Company, no incentive bonuses were paid under the LTC plan. However, the Board of Directors awarded discretionary bonuses of $320,320 to Mr. Adams, $45,913 to Mr. Sohm, $109,086 to Mr. Forbes, $100,000 to Mr. Guillaume and $77,194 to Mr. Ickes for 2015. These awards were made in order to align the executives’ compensation with benchmarked amounts and recognize the executives’ efforts in implementing a turnaround strategy for the Company, and especially, the Emergency Response Vehicles segment. Such efforts included the construction of a new senior executive team to focus on the implementation of and execution on new manufacturing, design, quality and marketing strategies. These turnaround efforts are expected to be a two to four year process that will lead to the Company’s return to profitability.

Retiring CEO (Mr. Sztykiel): For 2015, the Company committed to pay Mr. Sztykiel a minimum cash bonus pursuant to the LTC Plan of $50,000.

2016 Annual Incentive Compensation

For 2016, the metrics for annual cash incentive awards for our corporate officers and business unit presidents are the same as those for 2015, as summarized above.

Long Term Incentives

Spartan Motors' equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value. The Human Resources and Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors, Inc. stakeholders. See the minimum stock ownership expectations for executive officers under "Security Ownership of Management" above.

Spartan Motors currently has the ability to grant equity-based compensation to its named executives under the Stock Incentive Plan of 2005, Stock Incentive Plan of 2007 and the Stock Incentive Plan of 2012. The Human Resources and Compensation Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate), and approves management's recommendations for awards.

Until 2005, absent unusual circumstances, the Human Resources and Compensation Committee had historically granted stock options on an annual basis to officers, employees, and directors who were employees of Spartan Motors and on a biannual basis to non-employee directors of Spartan Motors. In 2005, Spartan Motors began the practice of granting shares of restricted stock and stock appreciation rights to officers, key employees and non-employee directors, instead of stock options.

In 2008, the Company discontinued the granting of stock appreciation rights in lieu of restricted stock that vests over time. This was considered a better method to retain key personnel while rewarding them with equity awards that are aligned with longer term shareholder returns. In addition, restricted stock awards can be more effective at retaining key personnel in a volatile or depressed stock market. The Company believes that restricted stock helps the executives focus on creating shareholder value, while the time-based vesting feature provides a strong incentive for the executives to commit themselves to the Company for the long-term. Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner.

In connection with the Board's adoption of the LTC Plan in April 2015, the Board determined that all long-term equity compensation for 2015 and 2016 would be awarded in the form of time-vested restricted stock or restricted stock units. The LTC Plan contemplates that, starting in 2017, 60% of an executive's long-term equity compensation would be payable in time-vested restricted stock or restricted stock units and 40% would be payable in performance share units.

Stock-based compensation for the Company's named executives is currently determined considering long term incentive compensation ("LTIC") targets and multiples. The amount of LTIC to be awarded to an executive each year (the “LTIC Award”) is to be determined by multiplying (1) his or her target percentage (which is determined separately for different categories of employees) by (2) a LTIC Multiplier (described below) by (3) the participant's annual salary.

The target percentage is a percentage of the participant's salary. The LTC Plan establishes a target percentage for LTIC equity awards of 75% of base salary for our CEO and 60% for the other named executives (other than Mr. Sztykiel and Ms. Wade, both of whom have left their officer positions).

The LTIC Multiplier can range from 0% to 100% (0% to 200% for 2016, referred to as "0X" through "2.0X") and is calculated based on the combined performance on three metrics:

●	Total Shareholder Return (TSR);
●	Spartan Motors' Financial Results (e.g., operating income, cash conversion cycle, etc.); and
●	Established Strategic Objectives (MBOs).

TSR Metric: Up to one half of the LTIC Multiplier is based on performance relative to a TSR metric. The TSR metric is a comparison of Spartan Motors’ TSR to a peer group of companies in similar industries for the previous 12 months. The CEO will provide the data, the appropriate analysis, and make a recommendation as to the Company’s performance relative to the peer group. The Human Resources and Compensation Committee will make the final determination as to the appropriate TSR Metric.

The TSR is calculated using the change in share price since the start of the measurement period, along with dividends paid. The calculation assumes that dividends are reinvested and also adjusts for stock splits.

Spartan Motors' Financial Results: Up to one half of the LTIC Multiplier is based on achievement of established financial metrics (e.g., EPS, operating income, cash conversion cycle, etc.). On an annual basis, the CEO will propose to the Human Resources and Compensation Committee the financial metrics (and measurement metrics) based upon priorities discussed and derived during the annual planning process. Unless specifically weighted differently by the Board of Directors, each of the objectives will be equally weighted.

Strategic Objectives Metric: Up to one-half of the LTIC Multiplier is based on achievement of established strategic objectives. On an annual basis, the CEO will propose to the Human Resources and Compensation Committee the strategic objectives (and measurement metrics) based upon the priorities discussed and derived during the annual planning process. Unless specifically weighted differently by the Board of Directors, each of the objectives will be equally weighted.

2015 Long Term Incentive Compensation

For 2015, the following metrics were established for our named executives to earn LTIC awards pursuant to the LTC Plan:

TSR Metric:

The TSR goal was set as the Company’s TSR percentile rank for the period from January 1, 2015 through December 31, 2015 among the companies included in the Dow Jones Commercial Vehicles and Trucks index.

Spartan Motors' Financial Results:

Spartan Motors' Financial Results for 2015 – comprised of 75% adjusted operating income and 25% Cash Conversion Cycle

Strategic Objectives:

Company-wide strategic objectives relating to improving quality, reducing manufacturing costs and reducing product complexity, among others, were established in the first quarter of 2015.

The final LTC multiplier for 2015 was determined considering an average of the metrics described above, with the TSR and Spartan Motors’ Financial Results metrics each receiving a weighting of 40% and the Strategic Objectives metric receiving a weighting of 20%. Mr. Adams was contractually entitled to a minimum grant of 88,300 shares of restricted stock based on his offer letter at the time of his hire, and received an additional discretionary grant of 60,000 shares in response to a recommendation from the Human Resources and Compensation Committee made based on the Mercer compensation benchmarking results. For the same reasons as set forth under “2015 Annual Incentive Compensation” above, the Human Resources and Compensation Committee made certain discretionary adjustments to the stock awards that would otherwise be payable pursuant the LTC Plan.

2016 Long Term Incentive Compensation

For 2016 LTIC awards, targets were established using the TSR Metric, Spartan Motors’ Financial Results and Strategic Objectives with weightings similar to 2015.

Chief Executive Officer

The Chief Executive Officer's compensation is based on the policies and objectives outlined above for all executive officers. The Human Resources and Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of the CEO's potential compensation.

Human Resources and Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process

The Human Resources and Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors' executive compensation policies. The Human Resources and Compensation Committee also administers Spartan Motors' executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Human Resources and Compensation Committee consists of three directors, none of whom is a current or former employee of Spartan Motors.

Other than the CEO and the CFO, none of the Company's named executives participate in the discussions with the Human Resources and Compensation Committee. The Company's CEO and CFO participate only to assist in the process of determining the compensation for executives other than themselves and to provide information to the Human Resources and Compensation Committee regarding Company performance, operations, strategies, and other information requested by the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee's written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers. Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

The Human Resources and Compensation Committee periodically engages independent third party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies against whom we must compete for talent. The Human Resources and Compensation Committee uses this data to design and implement competitive compensation programs. Independent consultants engaged by the Human Resources and Compensation Committee do not answer to management. In 2014, the Committee engaged Mercer to benchmark officer salaries and other compensation incentives. This engagement was completed in January, 2015, and was a factor utilized in determining the base salary adjustments for the named executive officers for 2015. Prior to this benchmarking process in 2014, the Company had not engaged a consultant to perform a benchmarking analysis since 2010. That earlier benchmarking process was completed in 2011 and resulted in certain salary adjustments that took effect in 2012.

In performing the compensation benchmarking that was completed in 2015, Mercer conducted a benchmarking analysis of the named executive officers' compensation, including base salaries, long-and short-term incentives, and severance practices, utilizing information from proxy disclosures and published surveys. A peer group was selected consisting of durable goods manufacturers with revenues ranging from one-half to double that of Spartan Motors. Market median level salary information in the study reflects the pay for an executive with a median level of experience. All market data comparisons were aged forward to February 1, 2015. The list of identified peer companies in this survey include: Drew Industries, Inc.; Standard Motor Products; Winnebago Industries; Federal Signal Corp.; Methode Electronics, Inc.; Shiloh Industries, Inc.; Commercial Vehicle Group, Inc.; Altra Industrial Motion Corp.; Alamo Group, Inc.; Esco Technologies, Inc.; Miller Industries, Inc.; Twin Disc, Inc.; and Supreme Industries, Inc.

Pricing Equity Awards; Disclosure of Information

Spartan Motors has long observed a policy of setting the exercise price for stock options, stock appreciation rights, and other share-based awards equal to the closing market price on the date of the grant (or most recent closing price if the date of the grant is not a trading day). Stock options and stock appreciation rights are not repriced. We do not "backdate" stock options or any other share based payments. The price used to determine the number of restricted shares granted is generally an average of the closing share price for the thirty days prior to the grant date.

The Board of Directors is committed to maintaining the integrity of the compensation philosophy and programs. As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Personal Benefits; Perquisites

We believe that compensation in the form of perquisites and personal benefits do not provide transparency for shareholders or serve our compensation philosophy. Consequently, such benefits play a very minor role in the compensation program.

Other Information

We do not provide a defined benefit pension to our named executive officers. Our typical practice when hiring a new executive is to set forth the principal terms of their employment in an employment offer letter. These employment letters often commit us to provide certain benefits to these executives, including upon their termination of employment. Those commitments are described in this Proxy Statement.

We maintain a clawback policy that specifies that compensation awarded under our incentive compensation plans may be retracted if a grant was made to an executive as the result of a material misrepresentation.

Compensation Summary

The following table shows certain information concerning the compensation earned by Daryl Adams, our current President and CEO; Frederick J. Sohm, our current CFO; John Forbes, the President of our Delivery and Service Vehicles business unit; Steve Guillaume, the President of our Specialty Chassis and Vehicles business unit; and John Slawson, the President of our Emergency Response Vehicles business unit. The table also reflects the compensation we paid to John Sztykiel, who was our CEO until his retirement on February 19, 2015, and to Lori Wade, who was our CFO until her departure effective September 25, 2015. When used in this Proxy Statement, "named executive officers" and "named executives" refer to the individuals identified in this table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (4) ($)	Total ($)

Daryl M. Adams,	2015	$520,692	$320,320	$728,119	$-	$23,462	$1,592,593
President and CEO (5)	2014	173,654	-	-	125,000	496	299,150
	2013	-	-	-	-	-	-
Frederick J. Sohm,	2015	67,308	45,913	352,000	-	288	465,509
CFO (6)	2014	-	-	-	-	-	-
	2013	-	-	-	-	-	-
John A. Forbes	2015	230,625	109,086	94,095	-	5,792	439,598
President, Delivery and	2014	225,000	-	77,100	175,000	5,150	482,250
Service Vehicles	2013	215,000	-	62,760	937	5,308	284,005
Steve Guillaume	2015	233,077	110,000	91,015	-	2,607	436,699
President, Specialty Chassis	2014	-	-	-	-	-	-
and Vehicles (7)	2013	-	-	-	-	-	-
John Slawson	2015	43,269	20,000	352,000	-	-	415,269
President, Emergency	2014	-	-	-	-	-	-
Response Vehicles	2013	-	-	-	-	-	-
John E. Sztykiel,	2015	54,510	-	-	-	400,312	454,822
Former President and	2014	404,928	-	118,220	150,000	21,586	694,734
CEO (9)	2013	404,928	-	120,290	2,326	24,069	551,613
Lori L. Wade,	2015	176,846	-	98,736	-	88,908	364,490
Former CFO (10)	2014	214,939	-	77,100	67,322	5,596	364,957
	2013	175,106	-	47,070	604	3,851	226,631

(1)	Amounts in this column reflect one-time cash bonuses earned and expensed by the Company in the respective year.

(2)

Amounts shown in this column for 2015 stock awards represent the aggregate grant date fair value of stock awards for our named executives, which primarily include awards made pursuant to our LTC Plan in early 2015 that were subject to performance conditions for 2015 performance. The fair values for these awards were determined based on the probable outcome of the performance conditions specified in the LTC Plan at the time the awards were made. The grant date fair value of the shares actually issued on March 30, 2016 pursuant to these awards was: $303,056 for Mr. Adams; $105,964 for Mr. Sohm; $97,752 for Mr. Forbes; $94,552 for Mr. Guillaume; and $105,964 for Mr. Slawson. The amount shown in the Summary Compensation Table also includes $143,599 for Mr. Adams for the minimum grant of shares to which he was contractually entitled, $292,800 for Mr. Adams for a discretionary award made in August, 2015 to align his compensation with benchmarks and $250,000 for each Mr. Sohm and Mr. Slawson for a signing bonus in accordance with their employment letters. The grant date fair values of the awards made in early 2015 if the highest level of performance was achieved were $424,755 for Mr. Adams, $148,516 for Mr. Sohm, $137,006 for Mr. Forbes, $132,522 for Mr. Guillaume and $148,516 for Mr. Slawson. The 2015 stock award for Ms. Wade was forfeited in connection with her departure from the Company in September 2015.

(3)

Consists of performance-based non-equity (cash) compensation earned under the LTC Plan (or its predecessor) for performance during the respective year and earnings on awards deferred from prior years. Please see the "Compensation Discussion and Analysis" section above for details. Since no bonuses were paid under the LTC Plan for 2013 performance, the amounts shown in the rows for 2013 represent the interest earned in 2013 on LTC Plan awards deferred from prior years. These amounts are detailed in the Non-Qualified Deferred Compensation table on page .

(4)

The 2015 amounts reported in this column consist of (i) the Company's matching contributions to the named executive's qualified 401(k) retirement plan as follows: $4,657 for Mr. Adams, $288 for Mr. Sohm, $3,952 for Mr. Forbes, $2,207 for Mr. Guillaume, $3,184 for Mr. Sztykiel, and $2,801 for Ms. Wade; (ii) dividends paid on restricted stock as follows: $11,830 for Mr. Adams, $1,840 for Mr. Forbes, $400 for Mr. Guillaume, and $1,453 for Ms. Wade; (iii) amounts paid for country club dues of $6,975 for Mr. Adams and $1,190 for Mr. Sztykiel; (iv) $395,938 paid to Mr. Sztykiel under a consulting contract; and (v) $65,154 for severance and $19,500 for executive outplacement paid to Ms. Wade.

(5)	Mr. Adams joined the Company as COO in August 2014. He was appointed as President and CEO effective February 19, 2015.
(6)	Mr. Sohm joined the Company as CFO effective September 28, 2015.
(7)

Mr. Guillaume joined the Company in January 2015 as VP of New Business Development and Joint Ventures. He was promoted to President of the Specialty Chassis and Vehicles business unit effective May 11, 2015.

(8)	Mr. Slawson joined the company as President of the Emergency Response Vehicles business in November 2015.
(9)	Mr. Sztykiel served as the Company's President and CEO for all of 2013 and 2014, but retired as President and CEO effective February 19, 2015.
(10)	Ms. Wade was appointed Interim CFO on March 22, 2013 and was appointed CFO on February 24, 2014. She left the Company effective September 25, 2015.

Grants of Plan-Based Awards During 2015

The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

Grants of Plan-Based Awards

		Date the	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Compensation Committee Took Action	Threshold ($)	Target ($)	Maxi mum ($)	Threshold (#)	Target (#)	Maxi mum (#)

Daryl M. Adams	2/19/15 3/30/16	4/1/15	$228,800 -	$457,600 -	$915,200 -	- 43,699	- 87,398	- 87,398	- -	$	- 291,720
	3/30/16 8/10/15	4/1/15 7/29/15	- -	- -	- -	- -	- -	- -	29,128 60,000		143,599 282,800
Frederick J. Sohm	2/19/15 3/30/16 9/28/15	4/1//15 9/16/15	18,510 - -	37,019 - -	74,038 - -	- 15,279 -	- 30,559 -	- 30,559 -	- - 61,125		102,000 250,000
John A. Forbes	2/19/15 3/30/16	4/1/15	63,422 -	126,844 -	253,688 -	14,095	- 28,190	28,190	-		- 94,095
Steve Guillaume	2/19/15 3/30/16	4/1/15	61,346 -	122,692 -	245,385 -	- 13,634	- 27,268	- 27,268	- -		- 91,015
John W. Slawson	2/19/15 3/30/16 11/5/15	4/1/15 10/23/15	11,899 - -	23,798 - -	47,596 - -	- 15,279 -	- 30,559 -	- 30,559 -	- - 60,096		- 102,000 250,000
John E. Sztykiel	N/A	N/A	50,000 -	29,980 -	59,960 -	- -	- -	- -	-		-
Lori L. Wade (5)	2/19/15 N/A	4/1/15	66,550 -	133,100 -	266,200 -	- 14,790	- 29,581	- 29,581	- -		- 98,738

(1)

The amounts reported in these columns are not actual awards. They represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal year 2015 under the LTC Plan described under "Compensation Discussion and Analysis" above. The threshold amounts represent the minimum bonus payable to the named executive under the LTC Plan. Generally, there is no guarantee of any minimum bonus under the LTC Plan; however, Mr. Adams was guaranteed a minimum non-equity incentive award of $100,000 for 2015 as part of his employment offer and Mr. Sztykiel was guaranteed a minimum non-equity incentive award of $50,000 for 2015 as part of his retirement compensation package. The target amounts represent the target cash award for each named executive for 2015 performance. Each target amount assumes a Bonus Multiple of 1.0X. Each maximum amount represents the maximum annual bonus payable to the named executive under the LTC Plan and is calculated based on a Bonus Multiple of 2.0X.  For 2015, no cash awards were payable pursuant to the LTC Plan. For details, see the "Compensation Discussion and Analysis" section above.

(2)

These columns typically represent possible awards of common stock under the Company's LTC Plan. The target amounts represent the target equity award for each named executive for 2015 performance. Each target amount assumes an LTIC multiple of 1.0X. Each maximum amount represents the maximum stock award under the LTC plan, which for 2015 was a multiple of 1.0X. For details regarding how equity incentive awards under the LTC Plan are determined, see the "Compensation Discussion and Analysis" section above. Shares are granted the following year based on achievements of targets approved for the current fiscal year.

(3)

The amounts reported in this column reflect the number of shares of common stock issued to the named executive during 2015 other than shares granted under the LTC Plan. Shares granted are generally subject to a 3-year vesting schedule (33% per year beginning on the first anniversary of the grant date). In connection with Mr. Sztykiel's retirement on February 19, 2015, all of his unvested restricted stock awards became fully vested on that date. Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock. All shares of restricted stock have voting rights and are subject to cancellation in the event of termination from employment for reasons other than death, disability, or retirement.

(4)

Amounts reported represent the aggregate grant date fair value of stock awards. The fair values for plan based awards were determined based on the probable outcome of the performance conditions specified in the LTC Plan at the time the performance conditions were approved by the Board. The fair values of any discretionary awards made during the year were determined in accordance with FASB ASC Topic 718.

(5)	Shares granted to Ms. Wade on March 30, 2015 were forfeited in connection with her departure from the Company on September 25, 2015.

The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the "Compensation Discussion and Analysis" section above.

 Outstanding Equity Awards at December 31, 2015

The following table provides information concerning unexercised options, SARs, and restricted stock that had not vested for each named executive outstanding as of December 31, 2015.

Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options: Exercisable(1) (#)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)

Daryl M. Adams	-	$-	-	148,300	$461,213
Frederick J. Sohm	-	-	-	-	-
John A. Forbes	-	-	-	18,401	57,227
Steve Guillaume	-	-	-	4,000	12,440
John W. Slawson	-	-	-	-	-
John E. Sztykiel	28,125 23,000	10.12 7.64	12/29/2016 12/31/2017	- -	- -
Lori L. Wade	-	-	-	-	-

(1)	All of the options and SARs reported in this table are fully exercisable.

(2)

The exercise price for all options and SARs was equal to at least 100% of the fair market value of Spartan Motors stock on the grant date. Refer to Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2015 for further information.

(3)	The vesting dates for shares of restricted stock that have not vested as of December 31, 2015 are as follows:

Named Executive Officer	Vesting Dates

Daryl M. Adams	22,075 shares on each of 3/30/2016, 3/30/2017, 3/30/2018 and 3/30/2019 7,767 shares on each of 8/3/2016, 8/3/2017 and 8/3/2018 12,233 shares on each of 8/3/2016, 8/3/2017 and 8/3/2018
John A. Forbes	3,750 shares on each of 3/31/2016, 3/31/2017 and 3/31/2018 4,000 shares on 4/8/16 788 shares on each of 3/30/2016, 3/30/2017, 3/30/2018 and 3/30/2019
Steve Guillaume	1,333 shares on each of 3/30/2016, 3/30/2017 and 3/30/2018

(4)

The market value of the unvested restricted stock is determined by multiplying the closing market price of the Spartan Motors' common stock as of December 31, 2015 ($3.11) by the number of shares of stock.

Option Exercises and Stock Vested in 2015

The following table provides information concerning the vesting of restricted stock during 2015 for each of the named executives. No named executive exercised any options during 2015.

Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)

Daryl M. Adams	-	$-	-	$-
Frederick J. Sohm	-	-	-	-
John A. Forbes	-	-	13,250	68,823
Steve Guillaume	-	-	-	-
John W. Slawson	-	-	-	-
John E. Sztykiel	-	-	74,572	404,926
Lori L. Wade	-	-	9,083	44,936

(1)

The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the trading day immediately preceding the vesting date).

Non-Qualified Deferred Compensation

The following table provides information concerning non-qualified deferred compensation for 2015. This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Name	Plan(1)	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY(2) ($)	Aggregate Earnings In Last FY(3) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)

Daryl M. Adams		$-	$-	$-	$-	$-
Frederick J. Sohm		-	-	-	-	-
John A. Forbes		-	-	-	-	-
Steve Guillaume		-	-	-	-	-
John W. Slawson		-	-	-	-	-
John E. Sztykiel	SERP	13,579	-	6,753	385,324	48,658
Lori L. Wade		-	-	-	-	-

(1)	Mr. Sztykiel was the only named executive officer who participated in the SERP in 2015. Please see the narrative discussion following this table for more information.

(2)

Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the "All Other Compensation" column in the Summary Compensation Table above.

(3)

Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company. The investment choices consist of specified mutual funds (primarily those offered by Fidelity Investments).

The Supplemental Executive Retirement Plan (the "SERP")

The SERP is a non-qualified defined contribution plan administered by the Human Resources and Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company. The SERP is operated much like the Company's 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors. The SERP is a funded plan, however, the participants are merely general creditors of the Company. The SERP's assets are subject to other creditors of the Company in some circumstances. In 2015, Messrs. Ickes and Sztykiel were the only named executive officers who participated in the SERP.

The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year. At the beginning of each plan year, the Human Resources and Compensation Committee may elect to match all or a specified portion of each participant's contribution for that year. The Human Resources and Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company's 401(k) plan but for limitations imposed by the Internal Revenue Code. In addition, the Human Resources and Compensation Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year.

Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name. Earnings on each participant's SERP balance are determined by the investment election of the participants. The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability, or a change in control of the Company. Amounts are also distributable upon an unforeseeable emergency. Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability, or change in control of the Company. Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled. Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to the Company's named executives upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2015. The closing market price of Spartan Motors common stock was $3.11 as of December 31, 2015.

Triggering Event and Payments/Benefits

	Daryl M. Adams	Frederick J. Sohm	John A. Forbes	Steve Guillaume	John W. Slawson	John E. Sztykiel (6)	Lori L. Wade (7)
Change in Control
Early Vesting of Restricted Stock (1)	$461,213	$-	$57,227	$12,440	$-	$-	$-
Severance (2)	3,088,800	581,250	536,203	518,654	581,250	-	-
SERP Plan (3)	-	-	-	-	-	48,658	-

Death
Early Vesting of Restricted Stock (1)	461,213	-	57,227	12,440	-	-	-
Pro-rated bonus (4)	320,320	25,913	109,086	96,313	13,922	-	-
SERP Plan (3)	-	-	-	-	-	48,658	-

Disability
Early Vesting of Restricted Stock (1)	461,213	-	57,227	12,440	-	-	-
Pro-rated bonus (4)	320,320	25,913	109,086	96,313	13,922	-	-
SERP Plan (3)	-	-	-	-	-	48,658	-

Retirement
SERP Plan (3)	-	-	-	-	-	48,658	-

Other
Termination Without Cause (5)	572,000	250,000	230,625	223,077	250,000	-	-

(1)

Under all existing stock incentive plans, upon a change in control of the Company, all of the named executive officers' outstanding equity awards become immediately and fully vested and nonforfeitable. A participant's shares of restricted stock will also become immediately vested upon death, disability, or the participant becoming retirement-eligible.

(2)

In accordance with the LTC Plan adopted in April, 2015, in the event of the executive officer’s termination following a change in control (as defined by the LTC Plan), Mr. Adams is entitled to severance payments totaling three years base salary and target bonus and the remaining executive officers are entitled to severance payments totaling 18 months base salary and target bonus.

(3)	Amounts reflect accumulated balance, earnings to date on the balance, and registrant contributions for the SERP.

(4)

In accordance with the LTC Plan adopted in April, 2015, in the event of the executive officer’s death, disability or retirement (upon reaching either age 62 or age 60 with 10 years of service), the executive officers are entitled to a pro-rated portion of their annual incentive bonus for the year in which the event occurs.

(5)

Amounts reported in this row reflect severance payments the Company would expect to make to the named executive upon any termination of employment without cause. Messrs. Adams, Sohm and Guillaume are contractually entitled to one year's base salary upon termination of employment without cause, and Mr. Forbes is contractually entitled to six months' base salary upon termination of employment without cause. The Company is not obligated to make severance payments to the other executive officers upon any termination of employment without cause, however, as a matter of practice, the Company generally does make severance payments equal to one year's base salary to executive officers upon termination of employment without cause.

(6)

In connection with his retirement from the Company in February, 2015, Mr. Sztykiel entered into a consulting agreement, effective from the date of his retirement through August 31, 2016, whereby he will receive payments equivalent to his regular salary of $33,744 per month for the duration of the consulting agreement.

(7)

Ms. Wade departed the Company in September, 2015. In connection with her departure, she is receiving severance equal to one year’s base salary, paid in 26 equal installments, plus the continuation of her health insurance coverage for one year. Ms. Wade also received a lump sum payment of $19,500 for executive outplacement assistance and will receive a lump sum payment of $10,000 provided she complies with covenants set forth in her separation agreement during the 12 month period following her departure.

Compensation of Directors

Compensation for the Board of Directors is established by the full Board based on input from external compensation experts. The following table provides information concerning the compensation of directors for Spartan's last completed fiscal year.

Director Compensation

Name (1) (2)	Fees Earned or Paid in Cash (3) ($)	Stock Awards (4) ($)	Total ($)

Hugh W. Sloan, Jr.	$92,000	$49,760	$141,760
Richard F. Dauch	53,450	24,880	78,330
Ronald Harbour	56,800	24,880	81,680
Kenneth Kaczmarek	46,000	24,880	70,880
Richard R. Current	56,000	24,880	80,880
Andrew M. Rooke	46,800	24,880	71,680
James C. Orchard	34,500	24,880	59,380
James A. Sharman (5)	-	-	-

 _____________________

(1)

The named executives who served as directors during any portion of 2015 (Daryl Adams and John Sztykiel) received no additional compensation for their service as directors. All compensation paid to Mr. Adams and Mr. Sztykiel is reported in the Summary Compensation Table above.

(2)

As of December 31, 2015, each director had outstanding the following aggregate number of (a) unvested stock awards and (b) options to purchase or SAR awards (all of which are vested) with respect to the following number of shares:

Name	Outstanding Stock Awards - # of shares	Outstanding Option/SAR Awards - # of shares

Hugh W. Sloan, Jr.	-	3,900
Richard F. Dauch	8,000	-
Ronald Harbour	8,000	-
Kenneth Kaczmarek	-	7,837
Richard R. Current	-	-
Andrew M. Rooke	8,000	-
James C. Orchard	-	-
James A. Sharman (5)	-	-

(3)	Includes dividends paid on unvested restricted stock.

(4)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2015. The fair values were determined in accordance with the FASB ASC Topic 718, "Stock Compensation." For information regarding valuation assumptions, see Note 12 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2015.

(5)	Mr. Sharman was appointed to the Company’s Board of Directors on January 27, 2016.

Each non-employee director other than the Chairman of the Board receives an annual retainer of $46,000. The Chairman of the Board receives an annual retainer of $92,000. Each of the chairs of the Human Resources and Compensation Committee and the Audit Committee received an additional annual fee of $10,000 while the chair of the Corporate Governance and Nominating Committee received an additional annual fee of $7,500.

In 2015, each non-employee director other than the Chairman of the Board received a grant of 8,000 shares of restricted stock on March 30, 2015. The Chairman of the Board received a grant of 16,000 shares of restricted stock on March 30, 2015. Such grants were made under the Stock Incentive Plan of 2012. The restricted stock has a vesting period of one year, except for Messrs. Sloan, Current, Orchard and Kaczmarek, whose restricted stock grants on March 30, 2015 were immediately vested due to their eligibility for retirement on the grant date.

When a non-employee director retires, all restricted stock granted under the 2012 Stock Incentive Plan or the 2007 Stock Incentive Plan will vest in accordance with the award terms and the director's ownership of the restricted stock will not be affected by the retirement. Retirement occurs when a director completes a term for which he or she was elected and either (i) the director is not re-elected by shareholders for a subsequent term, or (ii) the director declines to stand for re-election and such director is 62 years of age or 60 years of age with at least 10 years of service with the Company. The Human Resources and Compensation Committee has certain discretion in applying an appropriate retirement age or establishing other factors as may be set forth in the award agreement or other grant document with respect to a director, participant, or a particular incentive award.

Directors are also eligible to participate in the Spartan Motors, Inc. Directors' Stock Purchase Plan. This plan provides that non-employee directors of Spartan Motors may elect to receive at least 25% and up to 100% of their "director's fees" in the form of Spartan Motors common stock. The term "director's fees" means the amount of income payable to a non-employee director for his or her service as a director of Spartan Motors, including payments for attendance at meetings of Spartan Motors' Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee director who elects to receive Spartan Motors common stock in lieu of some or all of his or her director's fees will, on or shortly after each "applicable date," receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director's fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term "applicable date" means any date on which a director's fee is payable to the participant. To date, no shares have been issued under this plan.

The Board of Directors believes it is important for each Director to acquire and maintain a meaningful ownership position in the Company's stock to directly align the Director's interest with those of the shareholders. Each member of the Company's Board of Directors is expected, over a five year period, to acquire and maintain ownership of the Company's common stock with an aggregate market value of at least five times his or her annual retainer.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis." Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and in this Proxy Statement.

Respectfully submitted,

Ronald Harbour, Chairman

Richard F. Dauch

James C. Orchard

Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Harbour (Chair), Dauch, and Orchard served as members of the Human Resources and Compensation Committee during 2015. None of these members of the Human Resources and Compensation Committee were, during 2015, an officer or employee of Spartan Motors or formerly an officer of Spartan Motors. Except for Mr. Forbes, who served as a member of the Compensation Committee of Patrick Industries, Inc., none of Spartan's executive officers served as a member of a Compensation Committee (or Board committee performing a similar function) for another entity.

Transactions with Related Persons

The Code of Ethics and Compliance, available for viewing at the Company's website at www.spartanmotors.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Compliance Officer and requires all directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors. The Company expects its directors, officers and employees to act and make decisions that are in the Company's best interests and encourage them to avoid situations which present a conflict between the Company's interests and their own personal interests. The directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that person's judgment in the course of his or her job for the Company.

Additionally, it is the Company's policy that the Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management. Generally speaking, a "related" person is a director, executive officer, or affiliate of the Company, or a family member of a director, executive officer, or affiliate of the Company. To identify related person transactions, each year the Company requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. A "related person transaction" is any transaction involving more than $120,000 in which the Company participates and a "related" person has a direct or indirect material interest. The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Since January 1, 2015, the Company did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.

Proposal: Approval of Spartan Motors, Inc. Stock Incentive Plan of 2016

The Board of Directors believes that the long-term interests of Spartan Motors are advanced by aligning the interests of its directors, officers, and employees with the interests of its shareholders. Therefore, to attract, retain, and motivate directors, officers, and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of Spartan Motors and its subsidiaries, on February 18, 2016, the Board of Directors adopted and approved, subject to shareholder approval, the Spartan Motors, Inc. Stock Incentive Plan of 2016 (the "Plan"). The Plan replaces our Stock Incentive Plan of 2007 and our Stock Incentive Plan of 2012. Because there are a limited number of shares available for issuance under previously authorized plans (approximately 1,250,000 shares in total as of March 31, 2016, approximately 60,000 of which are available to grant as restricted stock or restricted stock units), the Board of Directors believes that approval of the Plan is advisable to make additional shares available for awards.

We intend to use the Plan to grant equity-based incentives to eligible participants. Like our previous stock incentive plans, the Plan would permit the grant of several forms of long-term incentive compensation, if determined to be desirable to advance the purposes of the Plan. These forms of long-term incentive compensation include incentive stock options (within the meaning of the Internal Revenue Code), non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock, and stock awards (collectively referred to as "incentive awards"). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Plan is intended to provide Spartan Motors with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Plan and in turn promote the interests of our shareholders.

If shareholders approve the Plan, then incentive awards could be granted to eligible participants. No incentive awards would be granted under the Plan on a date that is more than 10 years after the Plan's effective date. The effective date of the Plan will be the date of the 2016 annual meeting of shareholders, if the shareholders approve the Plan. Incentive awards would be granted under the Plan to participants for no cash consideration or for such minimum consideration as determined by the Human Resources and Compensation Committee. The Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA). The Plan is drafted to comply with Section 409A of the Internal Revenue Code, which imposes specific rules on the timing and payment of deferred compensation.

The following is a summary of the principal features of the Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Plan. The summary is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached as Appendix A to this Proxy Statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and Spartan Motors. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Plan.

Authorized Shares

Subject to certain anti-dilution and other adjustments, 2,800,000 shares of Spartan Motors common stock would be available for incentive awards under the Plan. Shares of common stock authorized under the Plan could be either unissued shares, shares issued and repurchased by Spartan Motors (including shares purchased on the open market), shares issued and otherwise reacquired by Spartan Motors, or shares otherwise held by Spartan Motors. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that expire or terminate would remain available under the Plan. On March 31, 2016, the closing price of Spartan Motors common stock on The Nasdaq Stock Market was $3.95 per share. The Plan would not allow any participant to receive, in any calendar year, incentive awards issued under the Plan with respect to more than 500,000 shares of Spartan Motors common stock. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the Human Resources and Compensation Committee would adjust the incentive awards appropriately.

Eligible Participants

We anticipate that the persons who will receive incentive awards under the Plan will be non-employee directors of Spartan Motors (eight persons following the retirement of one of our directors at our 2016 annual shareholders’ meeting) and executive officers (currently seven persons) and other eligible employees (currently approximately 25 additional persons) of Spartan Motors and its subsidiaries. Additional individuals may become directors, officers, or employees in the future and could participate in the Plan. Directors, nominees for director, officers, and employees of Spartan Motors and its subsidiaries may be considered to have an interest in the Plan because they may in the future receive incentive awards under it.

The Plan applies to both employees of Spartan Motors and non-employee directors. No incentive awards have yet been made under the Plan. As such, the benefits to be received by our directors, executive officers, and other employees are not presently determinable, and the benefits that would have been received had the Plan been in effect for the most recent fiscal year are similarly not determinable because Spartan Motors already has other restricted stock and option plans that are in effect and under which restricted shares and options may still be awarded.

Administration of the Plan

The Plan would be administered by the Human Resources and Compensation Committee of the Board of Directors. The Human Resources and Compensation Committee would determine, subject to the terms of the Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Plan. The Human Resources and Compensation Committee could amend the terms of incentive awards granted under the Plan from time to time in any manner, subject to the limitations specified in the Plan.

Restricted Stock and Restricted Stock Units

The Plan would permit the Human Resources and Compensation Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the Human Resources and Compensation Committee that are consistent with the Plan. Shares of restricted stock are shares of common stock the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Human Resources and Compensation Committee deems appropriate. Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Human Resources and Compensation Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Human Resources and Compensation Committee, each restricted stock unit would be equal to one share of common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock. The Human Resources and Compensation Committee could award restricted stock or restricted stock units for any amount of consideration or no consideration, as the Human Resources and Compensation Committee determines.

The Human Resources and Compensation Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant would "vest" (i.e., the restrictions on them would lapse) in the manner and at the times that the Human Resources and Compensation Committee determines. Issuance of restricted stock and restricted stock units will be made within two and a half months after the end of the year in which they vest.

Unless the Human Resources and Compensation Committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant's employment or directorship is terminated during the restricted period (i.e., the period of time during which restricted stock is subject to restrictions) for any reason other than death, disability or for cause, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would be forfeited and returned to Spartan Motors. If the participant's employment or directorship is terminated during the restricted period because of death or disability, the participant's restricted stock and restricted stock units would vest in accordance with their terms and the participant's ownership (or that of his or her successor-in-interest) of such restricted stock and restricted stock units would not be affected by the disability or death. If the participant's employment or directorship is terminated for cause, the participant would have no further right to exercise or receive any restricted stock or restricted stock units and all restricted stock and restricted stock units still subject to restrictions at the date of such termination would be forfeited and returned to Spartan Motors.

 Without Human Resources and Compensation Committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than by will or the laws of descent and distribution. All rights with respect to restricted stock would only be exercisable during a participant's lifetime by the participant or his or her guardian or legal representative. The Human Resources and Compensation Committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to restricted stock, including dividend and liquidation rights and full voting rights. Holders of restricted stock units would enjoy dividend and liquidation rights with respect to shares of common stock subject to unvested restricted stock units, but would not enjoy voting rights with respect to such shares. Unless the Human Resources and Compensation Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units

Generally, under current federal income tax laws a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Spartan Motors would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and Spartan Motors would not receive a corresponding deduction. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock and restricted stock units would be reported as compensation income to the participant and Spartan Motors would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the stock subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain (or loss) in the amount of the difference between the sale price and the participant's basis in the stock.

Performance Share Units (PSUs)

The Plan would also permit the Human Resources and Compensation Committee to make awards of performance share units (PSUs). The Human Resources and Compensation Committee could make PSU awards for any amount of consideration, or no consideration, as the Human Resources and Compensation Committee determines. A PSU award would be subject to terms and conditions set by the Human Resources and Compensation Committee at the time of the award.

Stock Options

The Plan would also permit Spartan Motors to grant to participants options to purchase shares of Spartan Motors common stock at stated prices for specific periods of time. Certain stock options that could be granted to employees under the Plan may qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code. The Plan also allows for the grant of stock options to employees and to non-employee directors that are not intended to qualify as incentive stock options within the meaning of the Internal Revenue Code. Incentive stock options would be available only for employees. They would not be available for directors who are not employees. Unless the Plan is terminated earlier by the Board of Directors, stock options could be granted at any time before May 25, 2026, when the Plan will terminate according to its terms. The Human Resources and Compensation Committee could award options for any amount of consideration or no consideration, as the Human Resources and Compensation Committee determines.

The Human Resources and Compensation Committee would establish the terms of individual stock option grants in stock option agreements or certificates of award, or both. These documents would contain terms, conditions, and restrictions that the Human Resources and Compensation Committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares.

The exercise price of a stock option would be determined by the Human Resources and Compensation Committee, but must be at least 100% of the market value of Spartan Motors common stock on the date of grant. No stock option could be repriced, replaced, regranted through cancellation, or modified without shareholder approval if the effect of such repricing, replacement, regrant, or modification would be to reduce the exercise price of such stock options to the same participant, and no repricing, replacement, regrant, or modification will be permitted to reduce the exercise price below market value on the date of the grant.

When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Human Resources and Compensation Committee, shares of Spartan Motors common stock that the participant has held for at least six months, or other consideration substantially equal to cash. In addition, the Human Resources and Compensation Committee may implement a program for broker-assisted cashless exercises of stock options.

Although the term of each stock option would be determined by the Human Resources and Compensation Committee, no stock option would be exercisable under the Plan after 10 years from the date it was granted. Stock options generally would be exercisable if an option holder dies or becomes disabled, or for limited periods of time if an option holder is terminated without cause or voluntarily leaves his or her employment or directorship. If an option holder is terminated for cause (as determined by the Human Resources and Compensation Committee or officers designated by the Human Resources and Compensation Committee), the option holder would forfeit all rights to exercise any outstanding stock options.

Without Human Resources and Compensation Committee approval, stock options granted under the Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The Human Resources and Compensation Committee could impose other restrictions on shares of common stock acquired through a stock option exercise.

Federal Tax Consequences of Stock Options

Incentive Stock Options. Under current federal income tax laws, an option holder would not recognize income and Spartan Motors would not receive a deduction at the time an incentive stock option is granted or at the time the incentive stock option is exercised. However, the difference between the market value of the common stock subject to the incentive stock option and the exercise price would be a tax preference item for purposes of calculating alternative minimum tax. Upon the sale or other disposition of the common stock acquired pursuant to an incentive stock option, as long as (i) the option holder held the stock for at least one year after the exercise of the stock option and at least two years after the grant of the stock option, and (ii) the stock option is exercised not later than three months after termination of employment (one year in the event of disability), the option holder's basis would equal the exercise price and the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain. Spartan Motors would receive no deduction for federal income tax purposes under these circumstances. Special rules apply when an option holder dies.

If an option holder fails to meet any of the conditions described above relating to holding periods and exercises following termination of employment, he or she generally would recognize compensation taxed as ordinary income equal to the difference between (1) the lesser of (a) the fair market value of the common stock acquired pursuant to the stock option at the time of exercise or (b) the amount realized on the sale or disposition and (2) the exercise price paid for the stock. Spartan Motors would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Additional gains, if any, recognized by the option holder would result in the recognition of short- or long-term capital gain.

Nonqualified Stock Options. Federal income tax laws provide different rules for nonqualified stock options - those options that do not meet the Internal Revenue Code's definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and Spartan Motors would not receive a deduction when a nonqualified stock option is granted. If a nonqualified option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Spartan Motors would receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder's tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights

The Plan would also permit the Human Resources and Compensation Committee to grant stock appreciation rights. A stock appreciation right permits the holder to receive the difference between the market value of the shares of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a "base" price set by the Human Resources and Compensation Committee. Under the Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the market value of such shares on the date the stock appreciation rights are granted. Stock appreciation rights would be exercisable on dates determined by the Human Resources and Compensation Committee at the time of grant. The Human Resources and Compensation Committee could award stock appreciation rights for any amount of consideration or no consideration, as the Human Resources and Compensation Committee determines.

No stock appreciation rights could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the base price of such stock appreciation rights to the same participants, and no repricing, replacement, regrant or modification will be permitted to reduce the exercise price below market value on the date of the grant.

Stock appreciation rights would be subject to terms and conditions determined by the Human Resources and Compensation Committee. A stock appreciation right could relate to a particular stock option and could be granted simultaneously with or subsequent to the stock option to which it related. Except to the extent otherwise modified in the grant, (i) stock appreciation rights not related to a stock option would be subject to the same terms and conditions applicable to stock options under the Plan, and (ii) all stock appreciation rights related to stock options granted under the Plan would be granted subject to the same restrictions and conditions and would have the same vesting, exercisability, forfeiture and termination provisions as the stock options to which they related and could be subject to additional restrictions and conditions. Unless the Human Resources and Compensation Committee determines otherwise, stock appreciation rights could be settled only in shares of common stock or cash.

Federal Tax Consequences of Stock Appreciation Rights

The treatment of stock appreciation rights that are payable solely in the form of Spartan Motors common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above. Under current federal income tax laws, a participant would not recognize any income and Spartan Motors would not receive a deduction at the time such a stock appreciation right is granted. If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock acquired upon exercise (on the date of exercise). Spartan Motors would receive a corresponding deduction for federal income tax purposes. The participant's tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short- or long-term capital gain or loss.

Federal income tax laws provide different rules for stock appreciation rights that are payable in cash than for those that are payable solely in the form of Spartan Motors common stock. Under current federal income tax laws, a participant would not recognize any income and Spartan Motors would not receive a deduction at the time such a stock appreciation right is granted. Spartan Motors would receive a corresponding deduction in any year in which the participant recognizes taxable income.

Effects of a Change in Control of Spartan Motors

Upon the occurrence of a "change in control" of Spartan Motors (as defined in the Plan), if the Company or the Company’s successor does not assume the obligations under the Plan or replace incentive awards with awards having substantially the same intrinsic value, all outstanding stock options and stock appreciation rights would become immediately exercisable in full and would remain exercisable in accordance with their terms. All other outstanding incentive awards under the Plan would immediately become fully vested, exercisable and nonforfeitable.

Tax Withholding

If incentive awards are made under the Plan, Spartan Motors could withhold from any cash otherwise payable to a participant or require a participant to remit to Spartan Motors amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Human Resources and Compensation Committee determines otherwise, minimum required tax withholding obligations could also be satisfied by withholding Spartan Motors common stock to be received upon exercise of or vesting of an incentive award or by delivering to Spartan Motors previously owned shares of common stock.

Termination and Amendment of the Plan or Awards

The Board of Directors could terminate the Plan at any time and could from time to time amend the Plan as it considers proper and in the best interests of Spartan Motors, provided that no amendment could impair any outstanding incentive award without the consent of the participant, except according to the terms of the Plan or the incentive award. In addition, no such amendment could be made without the approval of shareholders of Spartan Motors if it would (i) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (ii) increase the individual annual maximum award limit, or (iii) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or rules.

Subject to certain limitations, the Human Resources and Compensation Committee could amend or modify the terms of any outstanding incentive award in any manner not prohibited by the Plan. However, incentive awards issued under the Plan could not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price or base price of such incentive awards to the same participants. Spartan Motors could also suspend a participant's rights under the Plan for a period of up to 60 days while a participant's termination for cause is considered.

Effective Date of the Plan

Subject to shareholder approval, the Plan would take effect on May 25, 2016, and, unless terminated earlier by the Board of Directors, no awards could be made under the Plan after May 25, 2026.

If the Plan is not approved by the shareholders, no incentive awards will be made under the Plan to any director, officer or employee.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified "performance-based" compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The proposed Plan is intended to provide for the ability to grant awards that qualify as performance-based compensation under Section 162(m) to permit compensation associated with stock options awarded under the Plan to be tax deductible to Spartan Motors while allowing, as nearly as practicable, the continuation of Spartan Motors' pre-existing practices with respect to the award of stock options. No participant in the Plan may be granted, in any calendar year, awards representing more than 500,000 shares of Spartan Motors common stock available for awards under the Plan.

Registration of Shares

Spartan Motors intends to register shares covered by the Plan under the Securities Act of 1933 before any stock options or stock appreciation rights could be exercised and before any restricted stock, restricted stock units or stock awards are granted.

Equity Compensation Plan Information

The following table summarizes certain information with respect to the Company’s equity compensation plans as of March 28, 2016:

Full value (restricted stock) awards outstanding at 3/28/16 (shares)	Appreciation awards outstanding at 3/28/16 (shares)	Weighted average remaining term of appreciation awards (years)	Weighted average exercise price of appreciation awards
380,505	220,791	1.25	$8.87

     Your Board of Directors recommends that you vote FOR approval of the Stock Incentive Plan of 2016.

Proposal: Approval of Leadership Team Compensation Plan

The Board of Directors is proposing that the Company's shareholders approve the Spartan Motors' Leadership Team Compensation Plan (the "LTC Plan"), which provides Company executives with certain performance-based compensation, as described below. The purpose of requesting shareholder approval of this plan is to qualify the incentive compensation payments made to executives under the LTC Plan as performance based compensation, which is necessary in order to exclude the incentive compensation from the $1,000,000 cap for tax deductibility of executive compensation, as described under “Tax Matters” below.

    The Board of Directors, upon recommendation by the Human Resources and Compensation Committee, adopted the LTC Plan on April 6, 2015. We are seeking shareholder approval of the LTC Plan because one of the conditions for qualification as "performance-based compensation" for U.S. tax purposes is that the shareholders must approve the material terms of the performance measures and re-approve those material terms every five years. Shareholder approval of the LTC Plan will allow for the tax deductibility of our performance-based officer compensation payable under the LTC Plan that may otherwise exceed the deduction limit established by Section 162(m) of the Internal Revenue Code (see "Tax Matters" below).

    The purpose of the LTC Plan is to promote our pay-for-performance compensation philosophy by providing cash incentive awards to designated officers and employees, who through their efforts directly and significantly impact the achievement of our goals and objectives. The LTC Plan gives the Human Resources and Compensation Committee discretion to choose one or more appropriate performance measures by which to measure executive officers' performance in any given performance period. The performance measures are set at the beginning of each performance period.

Summary of the LTC Plan

    The primary features of the LTC Plan are summarized below.

Administration. The Human Resources and Compensation Committee, all of whose members are independent, outside directors, will administer the LTC Plan. The Human Resources and Compensation Committee will have the authority to grant cash incentive awards upon such terms, consistent with the terms of the LTC Plan, as it considers appropriate, to our executive officers and certain other officers and employees. The Human Resources and Compensation Committee will have authority to interpret all provisions of the LTC Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the LTC Plan and to make all other determinations necessary or advisable for the administration of the LTC Plan.

Eligibility. Any executive officer designated by the Human Resources and Compensation Committee from time to time, and any non-executive officer or employee designated by the Chief Executive Officer from time to time, is eligible to participate in the LTC Plan for a given year or other performance period. In 2015, approximately 40 officers and employees were selected to participate in the LTC Plan, and future participation in the LTC Plan is expected to be comparable.

Determination of Performance Measures. Awards may be based on one or more of the following performance measures chosen by the Human Resources and Compensation Committee:

●	Revenue	●	Return on equity
●	Gross margin rate	●	Return on sales
●	Selling, general and administrative expense rate	●	Return on assets
●	Earnings before interest, taxes, depreciation and	●	Return on invested capital
	amortization	●	Economic value added
●	Operating income	●	Cash conversion cycle
●	Earnings before interest and taxes	●	Operating cash flow
●	Earnings before taxes	●	Free cash flow
●	Net earnings	●	Working capital
●	Earnings per share	●	Debt leverage
●	Total shareholder return	●	Total net cash

    In addition, for any award to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance measures may include, alone or in combination with the performance measures listed above, any other measure of performance as determined by the Human Resources and Compensation Committee.

    The Human Resources and Compensation Committee may select different performance measures for different participants in any performance period. The Human Resources and Compensation Committee also selects the relevant performance periods, which may not exceed four consecutive fiscal quarters. In addition to selecting the performance measures, the Human Resources and Compensation Committee will also approve the level of attainment required to earn a payment under an award. The required level of attainment can be measured as an absolute amount or relative to other periods or to a designated peer group. The performance measure may be tied to performance achieved by our Company or any segment, subsidiary, operating company, division, unit, test strategy or new venture of our Company, or based on individual performance.

    Determination of Cash Incentive Amounts. The target opportunity for each participant will be determined by the Human Resources and Compensation Committee at the beginning of the performance period. The target opportunity may be established as a set dollar amount or as a percentage of the participant's compensation (typically based on a percentage of base salary). In addition, the Human Resources and Compensation Committee may establish an incentive pool and determine each participant's award based on a ratio of the participant's award to all awards earned under the LTC Plan multiplied by the pool. At the end of the performance period, the Human Resources and Compensation Committee will certify levels of achievement of the performance measures and pay out any earned awards in the form of cash payments. The Human Resources and Compensation Committee has discretion to exclude the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles or methods, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges, uninsured losses for natural catastrophes and any other items the committee determines is necessary to provide appropriate period-to-period comparisons, so long as such adjustments are permissible under Section 162(m) of the Internal Revenue Code.

   Maximum Payments. The maximum amount payable under the LTC Plan to any participant for any year is equal to the lesser of $2 million or 300% of the participant's target opportunity as of the date of grant of the award.

    Tax Matters. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year. This limitation does not apply to "performance-based compensation." One of the conditions for qualification as "performance-based compensation" is that the shareholders must approve the material terms of the performance measures and re-approve those material terms every five years. Amounts paid under the objective performance measures established under the LTC Plan may, under current tax law, qualify as performance-based compensation if shareholders approve the LTC Plan. The Company will strive to structure compensation paid under the LTC plan to ensure that the compensation will qualify as “performance-based compensation”, but is not obligated to do so.

See "Compensation Discussion and Analysis" above for more information about our compensation objectives and philosophies.

Your Board of Directors recommends that you vote FOR approval of the Leadership Team Compensation Plan.

Proposal: Advisory Vote on Executive Compensation

Our "Compensation Discussion and Analysis" above describes, among other things, our executive compensation policies and practices. Federal law requires that our shareholders be given the opportunity to express their approval of the compensation of our executives, as disclosed in this Proxy Statement. Under the federal law that requires this vote, the shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting of shareholders, our shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executives as disclosed in this Proxy Statement under "Executive Compensation – Compensation Discussion and Analysis," the compensation tables, and the narrative discussion following the compensation tables. This vote proposal is commonly known as a "say-on-pay" proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. This vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under "Executive Compensation" above.

The Company evaluates the compensation of its executives at least once each year to assess whether our compensation policies and programs are achieving their primary objectives and are competitive with other companies in our industry. Based on its most recent evaluation, our Board of Directors believes our executive compensation programs achieve these objectives, including aligning the interests of our management with those of our shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, we believe shareholders should consider the following:

●

Independent Compensation Committee. All members of our Human Resources and Compensation Committee are independent directors. Meetings of this committee include executive sessions in which management is not present.

●	Base Salaries Below Median Levels. Our Human Resources and Compensation Committee believes that our executive officers' base salaries are currently below the median salary levels for comparable companies. Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives.

●	Restricted Stock Grants. A significant percentage of our executives' compensation is paid in the form of restricted stock that generally vests over a three to five-year period. We believe these stock awards help align the executives' interests with longer term shareholder returns and also serve to help retain the services of executives.

For these reasons, our Board of Directors recommends that you vote FOR the adoption of the following resolution:

"RESOLVED, that the shareholders of Spartan Motors, Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion set forth in the Company's Proxy Statement for its 2016 Annual Meeting of Shareholders."

Audit Committee Report

The Audit Committee reviews and supervises on behalf of the Board of Directors Spartan Motors' procedures for recording and reporting the financial results of its operations. Spartan Motors' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors' audited financial statements for the year ended December 31, 2015, and has discussed those financial statements with Spartan Motors' management.

The Audit Committee has also discussed with Spartan Motors' independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, the judgments of the independent registered public accounting firm concerning the quality, not just the acceptability, of Spartan Motors' accounting principles and such other matters that are required under applicable rules, regulations, U.S. generally accepted accounting principles and the standards of the Public Company Accounting Standards Oversight Board (United States) (PCAOB).

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the PCAOB and has discussed their independence from Spartan Motors and Spartan Motors' management with them, including a consideration of the compatibility of non-audit services with their independence.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors' Board of Directors that the audited financial statements for the year ended December 31, 2015 be included in Spartan Motors' annual report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,

Richard R. Current, Chairman

Kenneth Kaczmarek

Andrew M. Rooke

James A. Sharman

Proposal: Ratification of Appointment of Independent Auditors

Proposal to Ratify Appointment of BDO USA, LLP as Spartan Motors' Independent Auditors for the Current Fiscal Year

Subject to the ratification of shareholders, Spartan Motors' Audit Committee has appointed BDO USA, LLP as its independent registered public accounting firm for its 2016 fiscal year. Representatives of BDO USA, LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO USA, LLP.

BDO USA, LLP's Fees

All fees paid to BDO USA, LLP for services performed in 2015 and 2014, were approved pursuant to Spartan Motors' Audit Committee Pre-Approval Policy described above under "Audit Committee" on page 12. A summary of the fees billed by BDO USA, LLP for each of the last two calendar years follows.

	2015	2014

Audit Fees(1)	$374,758	$405,165
Audit-Related Fees(2)	76,892	28,790
Tax Fees(3)	112,664	140,633
All Other Fees(4)	192,878	-

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company's annual financial statements, review of financial statements included in the Company's Form 10-Q, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)

Represents the aggregate fees billed by the principal accountant for completion of the employee benefit plan audit and general accounting consultations and services that are reasonably related to the annual audit.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	Represents the aggregate fees for professional services rendered by the principal accountant for legal entity reorganization.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors' directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Based solely on the Company's review of such reports filed with the Securities and Exchange Commission and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2015 fiscal year, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2015.

Shareholder Proposals

Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2017 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 18, 2016 to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2017 must be received by Spartan Motors not later than December 18, 2016 or they will be considered untimely.

Solicitation of Proxies

We will initially solicit proxies by mail. In addition, directors, officers, and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting. Shareholders may request a paper copy of this Proxy Statement and the 2015 Annual Report to Shareholders by:

Internet: www.proxyvote.com

Telephone: 1-800-579-1639

E-mail: sendmaterial@proxyvote.com

Form 10-K Report Available.

Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Kivell at the address above. In addition, Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors' website at www.spartanmotors.com in the "Shareholders" section.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas T. Kivell

Secretary

Charlotte, Michigan

April 8, 2016

APPENDIX A

SPARTAN MOTORS, INC.

STOCK INCENTIVE PLAN OF 2016

Effective May 25, 2016

TABLE OF CONTENTS

Section 1	Establishment of Plan; Purpose of Plan		1
	1.1	Establishment of Plan	1
	1.2	Purpose of Plan	1
	1.3	Replacement of Prior Plans	1

Section 2	Definitions		1

Section 3	Administration		3
	3.1	Power and Authority	3
	3.2	Grants or Awards to Participants	4
	3.3	Incentive Award Agreement	4
	3.4	Vesting and Term	4
	3.5	Amendments or Modifications of Awards	4
	3.6	Indemnification of Committee Members	4

Section 4	Shares Subject to the Plan		5
	4.1	Number of Shares	5
	4.2	Limitation Upon Incentive Awards	5
	4.3	Adjustments	5

Section 5	Stock Options		6
	5.1	Grant	6
	5.2	Stock Option Price	6
	5.3	Medium and Time of Payment	6
	5.4	Stock Options Granted to 10% Shareholders	6
	5.5	Limits on Exercisability	7
	5.6	Restrictions on Transferability
	5.7	Termination of Employment, Directorship or Officer Status

Section 6	Stock Appreciation Rights		7
	6.1	Grant	7
	6.2	Exercise; Payment	7

Section 7	Restricted Stock and Restricted Stock Units		8
	7.1	Grant	8
	7.2	Termination of Employment, Directorship or Officer Status	8
	7.3	Restrictions on Transferability	9
	7.4	Legending of Restricted Stock	9
	7.5	Rights as a Shareholder	9
	7.6	Voting Rights	9

Section 8	Performance-Based Awards		10
	8.1	Designation of Awards	10
	8.2	Compliance with Code Section 162(m)	10
	8.3	Performance Measures	10

Section 9	Change in Control		10
	9.1	Change in Control	10
	9.2	Acceleration of Vesting to Prevent Loss of Value	10
	9.3	Acceleration of Vesting Upon Certain Loss of Employment	11

Section 10	General Provisions		11
	10.1	No Rights to Awards	11
	10.2	Withholding	11
	10.3	Compliance with Laws; Listing and Registration of Shares	11
	10.4	No Limit on Other Compensation Arrangements	11
	10.5	No Right to Employment	11
	10.6	No Liability of Company	12
	10.7	Suspension of Rights under Incentive Awards	12
	10.8	Governing Law	12
	10.9	Severability	12

Section 11	Termination and Amendment		12
	11.1		12
	11.2		12

Section 12	Effective Date and Duration of the Plan		12

SPARTAN MOTORS, INC.

STOCK INCENTIVE PLAN OF 2016

SECTION 1

Establishment of Plan; Purpose of Plan

1.1     Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2016 (the “Plan”) for its directors, corporate, divisional and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards.

1.2     Purpose of Plan. The purpose of the Plan is to provide directors, officers and other key employees of the Company, its divisions and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of directors, officers and other key employees with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain directors, officers and other key employees. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that most awards of Stock Options under the Plan are to provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended if necessary to achieve that purpose.

1.3     Replacement of Prior Plans. This Plan is intended to replace each of the Prior Plans (defined below), each of which shall be automatically terminated, replaced, and superseded by this Plan on the effective date of this Plan. Notwithstanding the foregoing, any awards granted pursuant to any Prior Plan shall remain in effect pursuant to their respective terms.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1     “Agreement” means the written or electronic agreement containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

2.2     “Act” means the Securities Exchange Act of 1934, as amended.

2.3     “Board” means the Board of Directors of the Company.

2.4     “Change in Control,” unless otherwise defined in an Incentive Award, means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 35% or more of the outstanding Common Stock or the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (c) the consummation by the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the consummation by the Company of the sale or disposition of all or substantially all of the assets of the Company, other than to a Permitted Successor.

2.5     “Code” means the Internal Revenue Code of 1986, as amended.

2.6     “Committee” means the Human Resources and Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least 2 members of the Board and all of its members shall be Non-Employee Directors and “outside directors” as defined in the regulations issued under Section 162(m) of the Code.

2.7     “Common Stock” means the Common Stock, $.01 par value, of the Company.

2.8     “Company” means Spartan Motors, Inc., a Michigan corporation, and its successors and assigns.

2.9     “Competition” means participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or any Subsidiary. Such participation may be by way of employment, consulting services, directorship or officership. Ownership of less than 3% of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.

2.10     “Continuing Directors” mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company’s shareholders was approved by a vote of three-quarters (3/4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.11     “Disability” means: (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Company.

2.12     “Employee Benefit Plan” means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.

2.13     “Excluded Holder” means (a) any Person who at the time this Plan was adopted was the beneficial owner of 10% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

2.14     “Full Value Award” means an Incentive Award other than an Option or Stock Appreciation Right.

2.15     “Good Reason” means, for purposes of Section 10, any material diminution of the Participant’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position or a material increase in the time Participant is required by the Company or its successor to travel), any reduction in salary or in the Participants aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Participant’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Participant’s principal work site immediately prior to the Change in Control.

2.16     “Incentive Award” means the award or grant of a Stock Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit to a Participant pursuant to the Plan.

2.17     “Market Value” shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.

2.18     “Mature Shares” means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

2.19     “Nasdaq” means The Nasdaq Stock Market LLC, or if the Common Stock is not listed for trading on the on the Nasdaq Stock Market LLC on the date in question, then such other United States-based stock exchange or quotation system on which the Common Stock may be traded or quoted on the date in question.

2.20     “Non-Employee Directors” shall mean individuals who qualify as such within the meaning of Rule 16b-3 under the Exchange Act (or any successor definition thereto).

2.21     “Participant” means a director, corporate officer, divisional officer or any key employee of the Company, its divisions or its Subsidiaries who the Committee determines is eligible to participate in the Plan and who is designated to be granted an Incentive Award under the Plan.

2.22 “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

2.23     “Permitted Successor” means a company that, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of “Change in Control” above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 10% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors of the company is comprised of Continuing Directors.

2.24     “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.25     “Prior Plan” means each of (a) the Spartan Motors, Inc. 2005 Stock Incentive Plan, (b) the Spartan Motors, Inc. 2007 Stock Incentive Plan, and (c) the Spartan Motors, Inc. 2012 Stock Incentive Plan.

2.26     “Restricted Period” means the period of time during which Restricted Stock or Restricted Stock Units awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions and/or conditions pursuant to Section 7. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.27     “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

2.28     “Restricted Stock Unit” means the right, as described in Section 7, to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock.

2.29     “Stock Appreciation Right” or “SAR” means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, having a value on the date the SAR is exercised equal to the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the base price of the right, as established by the Committee on the date the award is granted (provided that such base price is not lower than the Market Value as of the date of grant).

2.30     “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.31     “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.

SECTION 3

Administration

3.1     Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers or employees of the Company or its Subsidiaries. Except as limited in this Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2     Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

3.3     Incentive Award Agreement. Each Incentive Award shall be evidenced by an Agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine.

3.4     Vesting and Term. The Committee may determine, in its sole discretion, vesting conditions for Incentive Awards, subject to the following limitations:

(a) An Incentive Award that vests as the result of the passage of time and continued service by the Participant shall be subject to a vesting period of not less than one year from the date of the applicable grant; and

(b) An Incentive Award that is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.

The minimum vesting periods specified in clauses (a) and (b) above will not apply: (i) to Incentive Awards made in payment of or exchange for other earned compensation (including performance-based Incentive Awards); (ii) upon a Change in Control under the provisions set forth in Section 9; (iii) to termination of service due to death or Disability; and (iv) to Incentive Awards involving an aggregate number of shares not in excess of 5% of the number of shares available for Incentive Awards under Section 4.1.

3.5     Amendments or Modifications of Awards. Subject to Section 11, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award, provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Code Section 409A and such new grant shall be made at Market Value on the date of the grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards, provided, however, that such grant of new Incentive Awards shall be considered a new grant for purposes of Code Section 409A and such new grant shall be made at Market Value on the date of the grant; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants; further provided, that no amendment or modification will alter the Plan in such a way as to cause it to be governed by Code Section 409A.

3.6     Indemnification of Committee Members. Neither any member nor former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1     Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be two million eight hundred thousand (2,800,000) shares of Common Stock; plus shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or expire or terminate prior to the exercise or vesting of the Incentive Award in full and shares that are surrendered to the Company in connection with the exercise or vesting of an Incentive Award, whether previously owned or otherwise subject to such Incentive Award. Such shares shall be authorized and may be either unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company.

4.2     Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 500,000 shares of Common Stock, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as “performance-based compensation” under Section 162(m) of the Code. A purpose of this Section 4.2 is to ensure that the Plan may provide performance-based compensation under Section 162(m) of the Code and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose. However, the Company is not obligated to structure Incentive Awards to ensure that the awards qualify as “performance-based compensation” under Section 162(m) of the Code.

4.3     Adjustments.

  (a)     Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the Committee shall provide that the number and kind of securities subject to Incentive Awards and reserved for issuance under the Plan and the limitation provided in Section 4.2, together with applicable exercise prices and base prices, as well as the number and kind of securities available for issuance under the Plan, shall be adjusted in an equitable manner. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

  (b)     Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the Persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under this Plan shall be adjusted in such manner as the Committee determines shall be appropriate under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive, so long as they are in compliance with Code Section 409A.

SECTION 5

Stock Options

5.1     Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. Stock Options granted to directors who are not employees of the Company or its Subsidiaries shall not be treated as incentive stock options under Section 422(b) of the Code.

5.2     Stock Option Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.3     Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in Mature Shares or other consideration substantially equivalent to cash. To the extent any such amendment would not cause a Stock Option to become subject to Code Section 409A, the time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.4     Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

5.5     Limits on Exercisability. Except as set forth in Section 5.4, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6     Restrictions on Transferability.

  (a)     General. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

  (b)     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

5.7     Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the option grant) or unless the stock option agreement or grant provides otherwise:

  (a)     General. If a Participant ceases to be a director of the Company or ceases to be employed by or an officer of the Company or one of its Subsidiaries for any reason other than the Participant’s death, Disability or termination for cause (which are addressed below in Sections 5.7(b), (c) and (d), respectively), the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment, directorship or officer status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination unless the Committee otherwise consents or the terms of the stock option agreement provide otherwise, and not beyond the original terms of the Stock Options. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

  (b)     Death. If a Participant dies either while a director of the Company or an employee or officer of the Company or one of its Subsidiaries or after the termination of employment or directorship other than for cause (termination for cause is addressed below in Section 5.7(d)), all of the Stock Options issued to such Participant shall become exercisable upon the Participant’s death in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant.

  (c)     Disability. If a Participant ceases to be a director of the Company or ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant may exercise all of his or her Stock Options in accordance with their terms.

  (d)     Termination for Cause. Notwithstanding anything to the contrary in this Section 5.7, if a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

  (f)     Additional Provisions in Stock Option Agreements. The Committee may, in its sole discretion, provide by resolution or by including provisions in any stock option agreement entered into with a Participant that the Participant shall have no further right to exercise any Stock Options after termination of employment or directorship if the Committee determines the Participant has entered into Competition with the Company.

SECTION 6

Stock Appreciation Rights

6.1     Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs will be subject to such terms and conditions, consistent with the other provisions of the Plan, as will be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.

6.2     Exercise; Payment. To the extent granted in tandem with a Stock Option, SARs may be exercised only when a related Stock Option could be exercised and only when the Market Value of the stock subject to the Stock Option exceeds the exercise price of the Stock Option. Unless the Committee decides otherwise (in its sole discretion), SARs will only be paid in cash or in shares of Common Stock. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

SECTION 7

Restricted Stock and Restricted Stock Units

7.1     Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one share of Common Stock and will entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Stock, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable under Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2     Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units):

  (a)     General. In the event of termination of employment, directorship or officer status during the Restricted Period for any reason other than death, Disability, termination for cause (which are addressed below in Sections 7.2(b), (c) and (d), respectively), or termination following a Change in Control (which is addressed in Section 9), each Restricted Stock and Restricted Stock Unit award still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.

  (b)     Death. If a Participant dies either while a director of the Company or an employee or officer of the Company or one of its Subsidiaries or after the termination of employment or directorship other than for cause (termination for cause is addressed below in Section 7.2(d)) but during the time when the Participant holds Restricted Stock or Restricted Stock Units still subject in full or in part to restrictions at the date of death, the Participant’s Restricted Stock and Restricted Stock Units subject to a Restricted Period shall immediately become vested and the Participant’s ownership (or that of his successor in interest) of such Restricted Stock and Restricted Stock Units shall not be affected by the Participant’s death.

  (c)     Disability. If a Participant ceases to be a director of the Company or ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant’s Restricted Stock and Restricted Stock Units subject to a Restricted Period shall immediately become vested and the Participant’s ownership of such Restricted Stock and Restricted Stock Units shall not be affected by such Disability.

  (d)     Termination for Cause. Notwithstanding anything to the contrary in this Section 7.2, if a Participant’s employment or directorship is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

7.3     Restrictions on Transferability.

  (a)     General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) shares of Restricted Stock and interests in Restricted Stock Units shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant, his or her guardian or legal representative.

  (b)     Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock subject to Restricted Stock and Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

7.4     Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Spartan Motors, Inc. Stock Incentive Plan of 2016 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.5     Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock and Restricted Stock Units shall be made no later than the end of the calendar year in which the dividends are paid to shareholders, or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

7.6     Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

 SECTION 8

Performance-Based Awards

8.1     Designation of Awards. A Full Value Award granted to a Participant who is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Incentive Award, must comply with the provisions of this Section 8 if such Incentive Award is intended by the Committee to constitute Performance-Based Compensation.

8.2     Compliance with Code Section 162(m). If an Incentive Award is subject to this Section 8, then the determination of the amount of shares to be granted or the lapsing of restrictions thereon and the distribution of cash, shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 8.3. The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the grant to be made or the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any grant to be made or amount payable in connection with an Incentive Award subject to this Section 8, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 4.3 to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any grant to be made or any amount determined to be otherwise payable in connection with such an Incentive Award. The Committee may also provide that the achievement of specified performance goals in connection with an Incentive Award subject to this Section 8 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Incentive Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

8.3     Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 8, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance criteria: net sales; total revenue; gross margin rate; selling, general and administrative expense rate; earnings before interest, taxes, depreciation and amortization; operating income; earnings before interest and taxes; earnings before taxes; net earnings; earnings per share; total shareholder return; return on equity; return on sales; return on assets; return on invested capital; economic value added; cash conversion cycle; operating cash flow; free cash flow; working capital; debt leverage; and total net cash. Any performance goal based on one of the foregoing performance measures utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Subsidiary or individual performance.

SECTION 9

Change in Control

9.1      Change in Control. The following provisions shall apply to outstanding Incentive Awards in the event of a Change in Control.

9.2      Acceleration of Vesting to Prevent Loss of Value. If the Company is the surviving entity and an outstanding Incentive Award is not adjusted as necessary to preserve the intrinsic value of the Incentive Award, or if the Company’s successor does not irrevocably assume the Company’s obligations under this Plan or replace the Incentive Awards with awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Incentive Awards immediately prior to the Change in Control, then, immediately prior to the Change in Control and without any action by the Committee or the Board, each such outstanding Incentive Award granted under the Plan shall become immediately vested and, if applicable, exercisable in full.

9.3 Acceleration of Vesting upon Certain Loss of Employment.

  (a)      Stock Options and Stock Appreciation Rights. In the event of a Change in Control in which the Participant’s outstanding Stock Options or Stock Appreciation Rights granted under the Plan are assumed or replaced as provided in Section 9.2, such Stock Options and Stock Appreciation Rights shall become immediately exercisable in full for a remaining term extending until the original expiration date of the applicable Stock Option or Stock Appreciation Right grant if, following the Change in Control, the Participant’s employment (i) is terminated by the Company or a Subsidiary without cause; or (ii) is terminated by the Participant for Good Reason. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

  (b)     Restricted Stock and Restricted Stock Units. In the event of a Change in Control in which the Participant’s outstanding Restricted Stock and Restricted Stock Units granted under the Plan are assumed or replaced as provided in Section 9.2, such Restricted Stock and Restricted Stock Units granted under the Plan will vest if, following the Change in Control, the Participant’s employment (i) is terminated by the Company or a Subsidiary without cause; or (ii) is terminated by the Participant for Good Reason. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 10

General Provisions

10.1     No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

10.2     Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied (but only to the extent required to satisfy the minimum amount required to be withheld by law or regulation) by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

10.3     Compliance with Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.4     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

10.5     No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ or directorship of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment and a directorship may be terminated consistent with the Company’s Restated Articles of Incorporation and Bylaws, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

10.6     No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

10.7     Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment or directorship with the Company and its Subsidiaries is under consideration; provided, however, that if such suspension causes an extension of the term of the Incentive Award, such extension shall comply with Section 3.3(b) of the Plan.

10.8     Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

10.9     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

SECTION 11

Termination and Amendment

11.1     Termination; Amendment. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company, provided that no such amendment may be made, without the approval of shareholders of the Company, that would: (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.2 and 6.1, respectively; (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights; (iii) increase the individual maximum limits in Section 4.2; or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules. The Committee may alter or amend an award agreement and/or Incentive Award previously granted under the Plan to the extent it determines that such action is appropriate. In no event, however, may the exercise price of Stock Options or the base price of Stock Appreciation Rights be reduced below the Market Value on the date of the grant.

11.2     Restriction. Notwithstanding anything to the contrary in Section 11.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

SECTION 12

Effective Date and Duration of the Plan

This Plan shall take effect May 25, 2016, subject to approval by the shareholders at the 2016 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after May 25, 2026.

SPARTAN MOTORS, INC.
ATTN: JOHN BOBER
1541 REYNOLDS ROAD
CHARLOTTE, MI 48813

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E07710-P77425-Z67524 KEEP THIS PORTION FOR YOUR RECORDS

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SPARTAN MOTORS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Vote on the election of three directors to three-year terms expiring in 2019;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Ronald Harbour
02) Richard F. Dauch
03) James A. Sharman

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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E07711-P77425-Z67524

SPARTAN MOTORS, INC.
Annual Meeting of Shareholders
May 25, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held at 10:00 A.M., EDT, live via the internet at www.virtualshareholdermeeting.com/SPAR16, on May 25, 2016 and hereby appoints Daryl M. Adams and Frederick J. Sohm, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of Spartan Motors, Inc. held of record by the undersigned as of March 28, 2016 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares presented by this Proxy FOR the election of all nominees listed for directors, FOR the approval of the proposed Stock Incentive Plan of 2016, FOR the approval of the proposed 2016 Leadership Team Compensation Plan, FOR the ratification of the appointment of BDO USA, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year, FOR the approval of the compensation of our executives and will vote in their discretion with respect to any other matters that may come before the meeting or any adjournment of the meeting.

Continued and to be signed on reverse side